Registration Statement No. 333–218604–02

Dated August 4, 2017

Securities Act of 1933; Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 30, 2017
to Prospectus DATED JUNE 30, 2017

Credit Suisse AG

Medium-Term Notes

Underlying Supplement for the Credit Suisse Managed Futures Liquid Index

As part of our Medium-Term Notes program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (the “securities”), linked to the performance of the Credit Suisse Managed Futures Liquid Index, which we refer to as the “index.” This prospectus supplement, which we refer to as an “underlying supplement,” describes the index. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

You should read this underlying supplement, the related prospectus and the related prospectus supplement both dated June 30, 2017, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, an “offering document”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control.

Please refer to “Risk Factors” beginning on page US–2 of this underlying supplement, the “Risk Factors” section in the accompanying product supplement and the “Selected Risk Considerations” section in the applicable pricing supplement for risks related to an investment in the securities, as applicable.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this underlying supplement is August 4, 2017

TABLE OF CONTENTS

Page
The Securities	US–1
Risk Factors	US–2
The Index	US–11
The Index Components	US–26

The Securities

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this document or other offering documents is accurate as of any date other than the date on the front of this document.

We are offering the securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of the offering documents and the offering of the securities in some jurisdictions may be restricted by law. If you possess the offering documents, you should find out about and observe these restrictions. The offering documents are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest)” section of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In the offering documents, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

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Risk Factors

A purchase of the securities involves risks. This section describes significant risks relating to the index. You should read the following information about these risks, together with the other information contained or incorporated by reference in the other offering documents before investing in any securities related to the index.

The index has limited history and may perform in unexpected ways

The index was launched on January 31, 2011. Therefore, the index has a limited performance history. Because the index is of recent origin with limited performance history, an investment linked to the index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance through various economic and market conditions would have provided greater and more reliable information based on which an investor can assess the validity of the index’s investment thesis and index methodology. A longer history of actual performance would also have made the index more widely accepted in the market, and consequently less likely for the index sponsor to amend or terminate the index. However, any historical performance of the index is not an indication of how the index will perform in the future.

Past performance of the index is no guide to future performance and there is no assurance that the strategy on which the index is based will be successful

The actual performance of the index over the term of the securities, as well as the amount payable upon early redemption or at maturity, may bear little relation to the historical values of the index or to the hypothetical return examples set forth elsewhere in the applicable pricing supplement. We cannot predict the future performance of the index, and there is no assurance that the strategy on which the index is based will be successful in producing positive returns.

There can be no assurance that the performance of the index over time will approximate the return of a managed futures strategy or any other actively managed investment strategy

The index is designed to gain broad exposure that simulates a “managed futures” strategy using a quantitative allocation methodology to track a basket of currency futures, sovereign bond futures, equity index futures and commodity indices. The composition of the index at any time is determined solely by the allocation methodology described in “The Index” in this underlying supplement, and is not actively managed by Credit Suisse Asset Management, LLC (“CSAM”) or any other asset manager. The index does not track any managed futures hedge funds or any other actively managed investment vehicles. There can be no assurance that the performance of the index over time will approximate the return of a managed futures strategy or any other actively managed investment strategy.

The allocation methodology of the index may not be successful

The allocation methodology of the index may not be successful. The index determines the notional exposure to each index component based on historical trends in the levels of that index component. However, a historical trend may not predict any future trend accurately. For example, even if the level of an index component has been trending upwards over a particular prior period, the level of that index component may not continue increasing and may start decreasing at any time. The allocation methodology may not adjust to such reverse in trends immediately, and as a result the index may reflect an overly “short” position in the index components that have just started trending positively and may reflect an overly “long” position in the index components that have just started trending negatively. Any delay by the index to reflect the changes in the historical trends in the level of each index component may reduce the index level. For more information on the index’s allocation methodology, please refer to “The Index” in this underlying supplement.

The allocation of the index to each tranche of an index component, or the factor share of that tranche of that index component, is calculated by comparing the 5-day moving average level of that index component with the moving average over the prior N consecutive months, where N is an integer number from 3 to 18. This particular method of measuring the historical trend in the level of an index component is only one of many potential methods, each no less valid than any other, that this could have been done. For example, the allocation methodology could have compared the 20-day moving average level of an index component with its moving average over the prior N consecutive months. Or the index could have compared the 5-day moving average level of an index component with its moving average level over the prior one month rather than three to eighteen months. The particular method of measuring the historical trend in the level of an index component used by the allocation methodology may be less predictive of any future trend in the level of an index component than other methods that could have been used, or may not be predictive at all.

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The index may not achieve its target volatility and may exceed its volatility limit

The index seeks to achieve an annualized target volatility of 10% and to limit the annualized volatility of the index to under 15%, but no assurance can be given that the actual volatility realized by the index will approximate its target volatility and be below its volatility limit. As described in more detail in this underlying supplement, on each index business day the index sponsor calculates the preliminary weight of each index component using a target annualized volatility for the index of 10%. After applying a gross exposure limit for each component, the index sponsor then calculates the annualized volatility realized by the portfolio of index components over the previous 60 trading days based on the index weights of the index components calculated so far. If this calculated 60-trading day annualized volatility of the portfolio is greater than the portfolio volatility limit of 15%, the index weight of each index component is reduced by multiplying it by the quotient of the annualized target volatility of 10% divided by such 60-trading day annualized volatility of the portfolio. Because these volatility calculations and adjustments to the index component weights are based on historical volatilities and assumptions of the correlations among the index components, the actual realized annualized volatility of the index after these adjustments may be greater or less than the target volatility, and may be greater than the portfolio volatility limit of 15%.

The level of the index will be reduced by the notional transaction cost and holding cost for each index component

As the index’s notional exposure to each index component, as represented by the factor share of each tranche of each index component, changes, notional transaction costs will be reflected in the index. The notional transaction cost for any tranche of any index component is intended to reflect the notional cost of trading that would be incurred to change a portfolio from the old position to the new position for the factor share of that tranche of that index component. For any cash rebalance day, the calculation of the transaction cost for any tranche of any index component depends on the bid-ask spread (as specified in “The Index” in this underlying supplement) for that index component and the size of the change from the old position to the new position of the factor share of that tranche of that index component. The larger the change in the position (either positively or negatively) for the factor share of any tranche of an index component, the greater the notional transaction cost will be for that tranche.

Likewise, the holding cost for each index component reflects the notional cost that would be incurred to hold the positions in that index component from one index business day to the next index business day. For any index business day, the calculation of the holding cost for any index component depends on the long annual holding rate and short annual holding rate (each as specified in “The Index” in this underlying supplement) for that index component and the size of the positions (long or short) in that index component. The larger the absolute value of the sum of the positions for any index component, the larger the holding cost will be for that index component.

The notional transaction cost and the holding cost for each index component will reduce the level of the index, and as a result, the value of and payment upon repurchase and at maturity of the securities. The bid-ask spread and holding rates for each index component are subject to adjustment by the index sponsor from time to time to reflect prevailing bid-ask spreads and holding rates in the relevant market. For more information, please refer to “The Index” in this underlying supplement.

You will not have any rights in any currencies, sovereign bonds, stocks or physical commodities or any rights in the currency futures components, bond futures components, equity index futures components or commodity futures contracts included in the commodity index components

As an owner of the securities, you will not have rights that holders of the currency futures components, bond futures components, equity index futures components or commodity futures contracts included in the commodity index components or the holders of the underlying assets may have. The securities will be paid in cash, and you will have no right to receive any payment or delivery in respect of any currency futures components, bond futures components, equity index futures components or commodity futures contracts included in the commodity index components or the underlying currencies, sovereign bonds, stocks or physical commodities upon which the currency futures components, bond futures components, equity index futures components or commodity futures contracts included in the commodity index components are based.

Owning the securities is not the same as directly owning the currency futures components, bond futures components, equity index futures components, commodity futures contracts included in the commodity index components or certain other instruments based on the index or any index components

The return on the securities will not reflect the return you would realize if you actually purchased the currencies,

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sovereign bonds, component stocks or commodities upon which the currency futures components, bond futures components, underlying indices of the equity index futures components or commodity futures contracts included in the commodity index components are based or exchange-traded or over-the-counter instruments based on the index or any index components. You will not have any rights that holders of such assets or instruments have.

The securities do not offer direct exposure to the spot prices of currency exchange rates, sovereign bonds or commodities or the current levels of equity indices

The index components are linked to currency futures contracts, sovereign bond futures contracts, equity index futures contracts and commodity futures contracts included in the commodity index components, not the underlying currencies, sovereign bonds, stocks and physical commodities (or their respective spot prices or current levels, as applicable). The price of a currency futures contract reflects the expected exchange rate of the underlying currency relative to a reference currency (e.g., the US dollar) in the future, whereas the spot exchange rate of a currency reflects the immediate value of the currency relative to a reference currency. The price of an equity index futures contract reflects the expected level of the underlying equity index in the future rather than its current level. The price of a sovereign bond or commodity futures contract reflects the expected value of the underlying sovereign bond or commodity, as the case may be, upon delivery in the future, whereas the spot price of a sovereign bond or commodity reflects the immediate delivery value of the sovereign bond or commodity, as the case may be.

A variety of factors can lead to a disparity between the expected future price of an underlying asset and the spot price at a given point in time, such as the cost of storing the underlying asset for the term of the futures contract, interest charges incurred to finance the purchase of the underlying asset, and expectations concerning supply and demand for the underlying asset. The price movements of a futures contract are typically correlated with the movements of the spot price of the underlying asset, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked to the spot prices or current levels, as applicable, of the underlying assets upon which the currency futures components, bond futures components, equity index futures components and commodity futures contracts included in the commodity index components are based.

Exposures to short positions in the index components may adversely affect your return on the securities

Some index components may reflect a “short” position and positive performance of any such index components will have a negative impact on the level of the index. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the level that the relevant index component may increase before the short position is closed. It is possible that any index component reflecting a short position included in the index may appreciate substantially with an adverse impact on the level of the index and therefore the value of your securities.

Higher future prices or levels, as applicable, of currencies, sovereign bonds, equity indices or commodities relative to their current prices or levels, as applicable, or “contango,” may lead to a decrease in the level of the index and the amount payable on the securities

The index is composed of index components, each of which consists of or includes futures contracts. As these futures contracts come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is lower than the price of the November contract, thereby creating a negative “carry” or “roll yield,” as the case may be. By contrast, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “carry” or “roll yield,” as the case may be. The currencies, sovereign bonds or equity indices underlying the currency futures component, the bond futures components or equity index futures components, respectively, or the commodities upon which the futures contracts included in the commodity index components are based have at times in the past traded in contango. Because carry and roll yields are considered in the calculation of the index components and the index, the presence of contango in the futures markets could result in negative “carry” or “roll yields,” as the case may be, which could adversely affect the level of the index components to which the index has long exposure, and accordingly, the level of the index and amount payable upon repurchase or at maturity of the securities.

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Lower future prices or levels, as applicable, of currencies, sovereign bonds, equity indices or commodities relative to their current prices or levels, as applicable, or “backwardation,” may lead to a decrease in the level of the index and the amount payable on the securities

The index is composed of index components, each of which consists of or includes futures contracts. As these futures contracts come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “carry” or “roll yield,” as the case may be. By contrast, if the market for these contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is lower than the price of the November contract, thereby creating a negative “carry” or “roll yield,” as the case may be. The currencies, sovereign bonds or equity indices underlying the currency futures components, the bond futures components or the equity index futures components, respectively, or the commodities upon which the futures contracts included in the commodity index components are based have at times in the past traded in backwardation. Because carry and roll yields are considered in the calculation of the index components and the index, the presence of backwardation in the futures markets could result in positive “carry” or “roll yields,” as the case may be, which could adversely affect the level of the index components to which the index has short exposure, and accordingly, the level of the index and amount payable upon repurchase or at maturity of the securities.

The securities are not regulated by the Commodity Futures Trading Commission

The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” The issuer of the securities, Credit Suisse, is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, Credit Suisse will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

The effects of any regulatory change on the value of the securities are impossible to predict, but could be substantial and adverse to the interests of holders of the securities

The markets for futures contracts and options on futures contracts, including those currency futures components, bond futures components and commodity futures contracts included in the commodity index components, are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices which may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures contracts and financial contracts. The regulation of commodity transactions in the U.S. and other countries is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. If an exchange on which currency futures components, bond futures components or commodity futures contracts included in the commodity index components are traded increases the margin requirement, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the applicable index component and the index to decline significantly. The effects of any future regulatory changes on the value of the securities are impossible to predict, but

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could be substantial and adverse to the interests of holders of the securities.

The securities are subject to currency exchange risk

The index is linked to currency futures contracts, sovereign bond futures contracts and equity index futures contracts, some of which are denominated in foreign currencies. Currency exchange rates vary over time, and may vary considerably during the term of the securities. The values of the relevant currencies relative to the US dollar are, at any time, a result of the supply and demand for those currencies. Changes in currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in a relevant country, and economic and political developments in other countries. Currency exchange rates can also be affected by actions of the relevant sovereign government.

Of particular importance to potential currency exchange risk are:

•	the overall growth and performance of the economies of relevant countries;

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the relevant countries and between each relevant country and its major trading partners;

•	the extent of governmental surplus or deficit in the relevant countries; and

•	the stability of the governments and banking systems of the relevant countries.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the relevant countries and those of other countries important to international trade and finance, and all which could have a material effect on the value of and amount payable upon repurchase or at maturity of the securities.

The securities are subject to interest rate risk

The level of each bond futures component is affected by the market prices of the underlying sovereign bonds, which are volatile and significantly influenced by a number of factors, particularly the yields on the underlying sovereign bonds as compared to current market interest rates and the actual or perceived credit quality of the issuing country. Interest rates are subject to volatility due to a variety of factors, in addition to factors relating to currency exchange risks, including:

•	sentiment regarding credit quality in the issuing countries and global credit markets;

•	central bank policy of the issuing countries and other countries regarding interest rates; and

•	performance of capital markets.

Fluctuations in interest rates could affect the level of the bond futures components, the level of the index and the value of and amount payable upon repurchase or at maturity of the securities.

The perceived creditworthiness of each issuing country will affect the value of the underlying sovereign bonds and, as a result, the price of the related bond futures component

Issuers of debt, including governments, face economic risks that differ depending on the market of the issuance. Material adverse changes resulting from these risks could impair the ability of such an issuer from repaying its debt obligations. Thus if an issuer’s perceived creditworthiness changes or an issuer defaults on any of the debt obligations underlying a futures contract, the market for such futures contract is likely to experience increased and substantial volatility. Greater volatility in the market for each bond futures component could have an adverse impact on the level of the index and the value of your securities. For more detail on the risks associated with currency exchange rates, see “—The securities are subject to currency exchange risk” above.

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The prices of the commodity futures contracts included in the commodity index components can exhibit high and unpredictable volatility, which could lead to high and unpredictable volatility in the index

Market prices of the commodity futures contracts included in the commodity index components can be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but may be subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the levels of the commodity index components, and thus the level of the index and the securities, in unpredictable or unanticipated ways. The potential for high volatility and the cyclical nature of commodity markets may render an investment in the securities inappropriate as the focus of an investment portfolio.

Commodity futures contracts are subject to uncertain legal and regulatory regimes

Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your securities. Additionally, under authority provided by the Dodd-Frank Act, the CFTC on November 5, 2013 proposed rules to establish position limits that would apply to 28 agricultural, metals and energy futures contracts  and futures, options and swaps that are economically equivalent to those futures contracts. The limits would apply to a person’s combined position in futures, options, and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the securities.

The commodity index components may include contracts that are not traded on regulated futures exchanges

The commodity index components may include over-the-counter contracts (such as swaps and financial contracts) traded on trading facilities that are subject to lesser degrees of regulation than futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”) or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the applicable commodity index components may expose you to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

A “Designated Contract” may be replaced if the existing futures contract is terminated or replaced

A futures contract known as a “Designated Contract” has been selected as the reference contract for each underlying physical commodity included in each commodity index component. Data concerning each Designated Contract will be used to calculate each commodity index component. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Bloomberg Commodity Index oversight and advisory committees, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the level of the relevant commodity index component..

Risks associated with the commodity index components may adversely affect the value of the securities

The annual composition of the commodity index components will be calculated in reliance upon historical price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the commodity index components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the commodity index components for the following year. However, Bloomberg Finance L.P. (“Bloomberg”) may not discover every discrepancy. Furthermore, the annual weightings for

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the commodity index components are determined each year in the third or fourth quarter and announced as promptly as practicable following the calculation by Bloomberg under the supervision of the Bloomberg Commodity Index oversight committee, which has a significant degree of discretion in exercising its oversight duties with respect to the commodity index components and has no obligation to take the needs of any parties to transactions involving the commodity index components into consideration when reweighting or making any other changes to the commodity index components.

Suspension or disruptions of market trading in futures contracts may adversely affect the value of the securities

Futures markets, such as the market for the currency futures components, bond futures components and commodity futures contracts included in the commodity index components, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets may have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the index components and therefore could adversely affect the level of the index and the value of the securities.

Trading and other transactions by UBS AG (“UBS”) and its affiliates in the futures contracts comprising the commodity index components and the underlying commodities may affect the level of the commodity index components, and there may be conflicts of interest between you and Bloomberg and UBS

The commodity index components are comprised of commodity futures contracts. UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities underlying the commodity index components. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments that are linked to the performance of the commodity index components, the futures contracts underlying the commodity index components or the commodities underlying these futures contracts. Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the commodity index components and related indices, and Bloomberg and UBS and certain of their affiliates may license the commodity index components for publication or for use by unaffiliated third parties.

These activities could present conflicts of interest and could affect the levels of the commodity index components. For instance, a market maker in a financial instrument linked to the performance of a commodity index component may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying components of a commodity index component in order to hedge the market maker’s position in the financial instrument may affect the market price of the commodity futures contracts included in that commodity index component, which in turn may affect the level of that commodity index component and the value of the securities. With respect to any of the activities described above, none of Bloomberg, UBS or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

We and our affiliates have no affiliation with Bloomberg or UBS and are not responsible for their public disclosure of information, which may change over time

We and our affiliates are not affiliated with Bloomberg or UBS in any way (except for licensing arrangements discussed in “The Index Components — The Commodity Index Components — License Agreement” in this underlying supplement) and have no ability to control or predict the actions of Bloomberg or UBS, including any errors in, or discontinuation of disclosure regarding its methods or policies relating to, the calculation of the commodity index components. All information in in this underlying supplement regarding the commodity index components, including their make-up, method of calculation and changes in their components, is derived from publicly available information. Such information is subject to change by Bloomberg and we have not independently verified this information. You, as an investor in the securities, should make your own investigation into the commodity index components and Bloomberg and UBS.

We and our affiliates may have economic interests adverse to those of the holders of the securities

Because one of our affiliates, Credit Suisse International (“CSi”), is initially acting as the calculation agent for the securities, and CSAM, also one of our affiliates, is the index sponsor, potential conflicts of interest may exist between

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these affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon early redemption of the securities or the composition or methodology of the index.

CSi, as the calculation agent for the securities, may adjust the method of calculating the index if the calculation agent reasonably determines that the publication of the index is discontinued and there is no successor index. The calculation agent may also adjust the method of calculating the index if the calculation agent reasonably determines that the index or the method of calculating the index has been changed at any time in any significant respect, even if the index sponsor continues to publish the index without a similar modification or adjustment.

Therefore, potential conflicts of interest may exist between CSi in its capacity as calculation agent or CSAM in its capacity as index sponsor or both, and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon redemption of the securities or the composition or methodology of the index.

In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the index components or futures contracts referenced by the index components, futures or options on the index components or the index, or other derivative instruments with returns linked to the performance of index components or the index, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the index or the index components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the index and, accordingly, could affect the value of the securities and the amount payable to you at maturity or upon early redemption, as applicable.

We or our affiliates may currently or from time to time engage in business with the issuers of the index components, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the issuers of the index components. Any such views or recommendations may be inconsistent with purchasing or holding the securities. Any prospective purchaser of securities should undertake such independent investigation of each company whose stock is included as an index component as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

With respect to any of the activities described above, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the securities into consideration at any time.

The index sponsor’s right to use one or more sub-indices of the Bloomberg Commodity Index as commodity index component(s) may be suspended or terminated

The index sponsor has been granted, or will be granted, a nonexclusive right to use the commodity index components and related trademarks in connection with calculation of the index and the offering of the securities. If the index sponsor breaches its obligations under any license, Bloomberg, the sponsor of the commodity index components, may have the right to terminate the license. If Bloomberg chooses to terminate its license agreement with the index sponsor, the index sponsor may no longer have the right under the terms of the license agreement to use a commodity index component and related trademarks in connection with the index and it may become difficult for the index sponsor to determine the level of such commodity index component. In this case, the calculation agent will determine the level of such commodity index component and the index in its sole discretion.

Adjustments to the index or to the index components could adversely affect the securities

The index sponsor is responsible for calculating and maintaining the index. The index is rebalanced on each index business day based on the quantitative allocation methodology of the index, as developed by the index sponsor. The index sponsor can make methodological changes that could change the level of the index at any time. The index sponsor may discontinue or suspend calculation or dissemination of the index. Please refer to “The Index — Amendment of the Methodology” in this underlying supplement.

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Bloomberg, as sponsor of the commodity index components, is responsible for calculating and maintaining the commodity index components. Bloomberg can make methodological changes that could change the level of the commodity index components at any time. Bloomberg may discontinue or suspend calculation or dissemination of the commodity index components. Please refer to “The Index — The Index Components — The Commodity Index Components” in this underlying supplement.

If one or more of these events occurs, the calculation of the amount payable at maturity or upon repurchase could be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market value of the securities. All determinations and adjustments to be made by the calculation agent with respect to the level of the index and the amount payable at maturity or upon repurchase by Credit Suisse or otherwise relating to the level of the index may be made in the calculation agent’s reasonable discretion. The calculation agent will make all determinations and adjustments such that, to the greatest extent possible in the calculation agent’s reasonable discretion, the fundamental economic terms of the index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. Please refer to Changes to the Calculation of the Index in this underlying supplement

See “— We or our affiliates may have economic interests adverse to the holders of the securities” above for a discussion of certain conflicts of interest that may arise between Credit Suisse International in its capacity as calculation agent and CSAM in its capacity as index sponsor or between them and you.

You will have no rights against the entities with discretion over the index or the index components

As an owner of the securities, you will have no rights against the index sponsor or the index calculation agent even though the amount you receive at maturity or upon repurchase of your securities by Credit Suisse will depend on the level of the index. By investing in the securities, you will not acquire any interest in any currency futures component, bond futures component, equity index futures component or commodity futures contracts included in any commodity index component. Your securities will be paid in cash, and you will have no right to receive delivery in respect of any currency futures components, bond futures components, equity index futures components or any commodity futures contracts included in the commodity index components or any underlying asset upon which such contracts are based.

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The Index

General

All disclosure contained in this pricing supplement regarding the Credit Suisse Managed Futures Liquid Index (the “index”), including, without limitation, its make-up, method of calculation and changes in its components has been derived from information prepared by Credit Suisse Asset Management, LLC (“CSAM”), an affiliate of Credit Suisse. CSAM, as the sponsor of and calculation agent for the index (in such capacity, the “index sponsor”), controls the policies of the index and is responsible for the calculation of the index, but may delegate to a third party some or all of its functions in respect of the index. The Bloomberg Commodity Index (formerly known as the Dow Jones-UBS Commodity Index) and its sub-indices (together, the “BCOM Indices”) are sponsored by Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities, LLC, an affiliate of UBS AG (together, “UBS”). On July 1, 2014, Bloomberg became solely responsible for the governance, calculation, distribution and licensing of the BCOM Indices; UBS remains a sponsor, but will have no role in the governance or calculation of the BCOM Indices. None of the index sponsor, Bloomberg or UBS has any obligation to take the needs of Credit Suisse, Credit Suisse Securities (USA) LLC or any of their clients into consideration in determining, composing, calculating or publishing the index or any of the index components.

The index is designed to gain broad exposure that simulates a “managed futures” strategy using a quantitative allocation methodology to track a basket of currency futures, sovereign bond futures, equity index futures and commodity indices, which we refer to collectively as the “index components.” A “managed futures” strategy is a strategy using proprietary trading systems or discretionary methods that may involve taking long or short positions in futures contracts on such underlying assets as metals, grains, or other commodities, equity indexes, currencies or government bonds. The composition of the index at any time is determined solely by the allocation methodology described below, and is not actively managed by CSAM or any other asset manager. The index does not track any managed futures hedge funds or any other actively managed investment vehicles. There can be no assurance that the performance of the index over time will approximate the return of a managed futures strategy or any other actively managed investment strategy.

The index rebalances on each index business day (as defined below) by adjusting the allocation of the index to each of sixteen “tranches” of each index component based on historical trends in the levels of that index component. We refer to the allocation of the index to each tranche of an index component as the “factor share” of that tranche of that index component. Each “tranche” of an index component represents a portion of the overall allocation of the index to that index component that is based on the trend in the levels of that index component over a different prior period ranging from 3 to 18 months. As described in more detail below, the result of these allocations is that, at any time, the index will tend to be “long” the index components with positive average historical trends over the past eighteen months, and will tend to be “short” the index components with negative average historical trends over the past eighteen months. The more pronounced the trends are, the larger the position (long or short) will likely be. For each daily rebalancing, the index also applies a gross exposure limit, and seeks to achieve an annualized target volatility of 10% and to limit the annualized volatility of the index to under 15%. The index was launched on January 31, 2011 and the level of the index was set to 1,000 on that date.

The index is composed of eighteen index components. The index components, the exchanges on which they trade, if applicable, and their Bloomberg ticker symbols are listed in the table below:

Index Component	Type	Exchange	Bloomberg Symbol[1]
Australian Dollar Futures	Currency Futures	Chicago Mercantile Exchange (“CME”)	ADxx Curncy
British Pound Futures	Currency Futures	CME	BPxx Curncy
Canadian Dollar Futures	Currency Futures	CME	CDxx Curncy

[1]	“xx” in the Bloomberg symbols for futures contracts is a general placeholder for the suffix of the actual futures contracts referenced by the index based on their expiry.

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Index Component	Type	Exchange	Bloomberg Symbol[1]
Euro Futures	Currency Futures	CME	ECxx Curncy
Japanese Yen Futures	Currency Futures	CME	JYxx Curncy
British Gilt Futures	Sovereign Bond Futures	NYSE Liffe London	Gxx Comdty
Euro-Bund Futures	Sovereign Bond Futures	Eurex	RXxx Comdty
Japanese JGB Futures	Sovereign Bond Futures	Tokyo Stock Exchange (“TSE”)	JBxx Comdty
10-Year US Treasury Note Futures	Sovereign Bond Futures	Chicago Board of Trade (“CBOT”)	TYxx Comdty
EURO STOXX 50® Index Futures	Equity Index Futures	Eurex	VGxx Index
Hang Seng Index Futures	Equity Index Futures	Hong Kong Stock Exchange (“HKSE”)	HIxx Index
Nikkei 225 Index Futures	Equity Index Futures	Singapore Exchange (“SGX”)	NKxx Index
FTSE 100 Index Futures	Equity Index Futures	NYSE Liffe London	Zxx Index
E-mini S&P 500 Index Futures	Equity Index Futures	CME	ESxx Index
Bloomberg Agriculture Sub-Index	Commodity Index	N/A	BCOMAG Index
Bloomberg Energy Sub-Index	Commodity Index	N/A	BCOMEN Index
Bloomberg Industrial Metals Sub-Index	Commodity Index	N/A	BCOMIN Index
Bloomberg Precious Metals Sub-Index	Commodity Index	N/A	BCOMPR Index

We refer to each index component that is a currency futures contract as a “currency futures component,” each index component that is a sovereign bond futures contract as a “bond futures component,” each index component that is an equity index futures contract as an “equity index futures component” and each index component that is a commodity index as a “commodity index component.” The commodity index components are the excess-return versions of the relevant sub-indices of the Bloomberg Commodity Index, which only track the price returns of the relevant underlying commodity futures contracts, without taking into account the additional returns that would be earned from interest accruals on cash deposits in connection with a fully funded investment in those contracts. For further information on the index components, see “The Index Components” below.

Subject to an index disruption event (as defined below), the index is calculated in U.S. dollars and published daily on Bloomberg under the ticker symbol “CSLABMF <Index>.” The closing level of the index for each trading day is published by 6:30 p.m. (New York City time) on each such day.

An “index business day” is a day on which the financial markets are generally open for trading in New York, New York.

A “trading day” means (i) for any index component that is a futures contract, a day that the exchange on which such futures contract is listed is open for trading and that the settlement price of such futures contract is reported on such exchange, or (ii) for any index component that is a sub-index of the Bloomberg Commodity Index, a day on which trading is generally conducted on the primary trading facilities on which the applicable futures contracts referenced by such index component are traded.

Index Methodology

Preliminary Calculation of Factor Shares

On each index business day, in order to determine the composition of the index, each tranche of each index component is assigned a factor share. The factor share of each tranche of an index component as of an index business day is calculated two index business days in advance, based on a “signal” representing the historical trend in the levels of that index component over a particular period in the past, the level of the index, the current level of that index component and the historical volatility of that index component over the past sixty trading days relative to that tranche’s target volatility,

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as described below.

In order to measure the historical trends in the levels of each index component, sixteen moving averages of the level of each index component for the past N consecutive months are calculated on each index business day, where N is an integer number from 3 to 18. We refer to the moving average of the level of an index component for the past N consecutive months as the “tranche N moving average” of such index component. Each tranche N moving average of an index component is then subtracted from the 5-day moving average of the level of the same index component to generate a “signal” for that tranche, which is referred to as the “tranche N signal.” A positive trend results in a positive signal for the relevant tranche. For example, if the 5-day moving average of the level of an index component is greater than its 3-month moving average, the tranche N signal (where N=3) for that index component will be greater than zero. If the 5-day moving average of the level of that index component is less than its 6-month moving average, the tranche N signal (where N=6) for that index component will be less than zero.

The tranche N signal is then used to calculate the factor share for such tranche N (the “tranche N factor share” of such index component). If the tranche N signal is positive, the resulting tranche N factor share will be positive. If the tranche N signal is negative, the resulting tranche N factor share will be negative. If the tranche N signal equals zero (which can only happen if the tranche N moving average is exactly equal to the 5-day moving average), the resulting tranche N factor share will be zero. Because each index component consists of sixteen tranches, each index component will have sixteen signals and sixteen factor shares, one for each tranche, on each index business day.

Because the calculation of the index level takes into account each tranche of each index component, as described further in “Calculation of Closing Index Level” below, the index’s overall notional exposure to a particular index component will tend to reflect the periodic momentum of such index component over the past eighteen months. For example, if an index component reaches its highest levels over the past eighteen months in the past five trading days, then each of the sixteen tranche N signals, and consequently the factor share of each tranche of that index component, will be positive, and therefore the index will reflect a relatively large “long” position in that index component. If an index component reaches its lowest levels over the past eighteen months in the past five trading days, then each of the sixteen tranche N signals, and consequently the factor share of each tranche of that index component, will be negative, and therefore the index will reflect a relatively large “short” position in that index component. If the levels of an index component in the past five trading days are near the middle range of the historical levels over the past eighteen months, some of the tranche N signals may be positive and others may be negative, and as a result the factor shares of the tranches of that index component will tend to offset one another, and therefore the index will reflect a more neutral blended “long” or “short” position in that index component. As a result, the index will tend to be “long” the index components with positive average historical trends over the past eighteen months, and will tend to be “short” the index components with negative average historical trends over the past eighteen months. The more pronounced the trends are, the larger the position (long or short) will likely be.

For any index component that is a commodity index, the closing levels of that commodity index are used to calculate its moving averages and historical volatility. For any index component that is a futures contract, the settlement prices of that futures contract are used to calculate its moving averages and historical volatility. We refer generally to the closing levels or settlement prices, as applicable, of an index component as “levels” of that index component.

The level of any index component that is a futures contract will be determined based on different futures contracts at different times. We refer to the futures contract upon which the level of an index component is determined at any given time as the “active futures contract” for that index component at that time. On a “roll day” (as defined below) for any index component that is a futures contract, that index component will “roll out” of the futures contract that is about to expire and “roll into” a futures contract with a later expiration date, which will be the active futures contract of that index component until the next roll day.

On each index business day t, the preliminary calculation of the factor share of each tranche of each index component follows the sequential steps detailed below:

STEP 1. Calculate the “indicator level” for each index component. The “indicator level” for an index component that is a commodity index reflects the closing level of that commodity index. The “indicator level” for an index component that is a futures contract reflects the settlement price of that futures contract as adjusted by the index component’s exposure to that futures contract. On any trading day t, for each index component m, the indicator level is calculated as follows:

If m is a commodity index:
If m is a futures contract:

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where:

means the “factor level” of index component m on trading day t, which is equal to the closing level of index component m on trading day t.

means the factor level of the day t active contract of index component m on trading day t, which is equal to settlement price of the day t active contract of index component m on trading day t. The “day t active contract” of index component m means the active futures contract of index component m as of trading day t, which is the futures contract with the earliest expiration date such that the trigger date for that futures contract is more than three trading days after trading day t. The “trigger date” of a futures contract is the earlier of its first notice day and its last trading date. The first notice day of a futures contract is the first day on which the seller of that futures contract may notify the exchange on which that futures contract trades of the seller’s intent to deliver the underlying commodity in settlement of that futures contract.

is a multiplier that reflects the exposure of index component m to its active futures contract, and is calculated as follows:

If t =1, ;

If t+1 is not a roll day for index component m: ; and

If t+1 is a roll day for index component m: .

means the factor level of the day t active contract of index component m on trading day t+1, which is equal to the settlement price of the day t active contract of index component m on trading day t+1.

means the factor level of the day t+1 active contract of index component m on trading day t+1, which is equal to the settlement price of the day t+1 active contract of index component m on trading day t+1. The “day t+1 active contract” of index component m means the active futures contract of index component m as of trading day t+1, which is the futures contract with the earliest expiration date such that the trigger date of that futures contract is more than three trading days after trading day t+1.

A “roll day” for index component m is the last trading day for that index component that is at least three trading days prior to its trigger date.

If the settlement price of the new active futures contract () is greater than the settlement price of the old active futures contract (), the exposure to the new active futures contract () will be less than the exposure to the old active futures contract (). If the settlement price of the new active futures contract () is less than the settlement price of the old active futures contract (), the exposure to the new active futures contract () will be greater than the exposure to the old active futures contract (). If the settlement price of the new active futures contract () is equal to the settlement price of the old active futures contract (), the exposure to the new active futures contract () will be equal to the exposure to the old active futures contract ().

STEP 2. For each index component m, calculate the N-month moving average for each tranche N, where N is an integer number from 3 to 18, as follows:

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where:

i in the summation calculation above represents trading days for such index component m.

ln means the natural logarithm, which is the logarithm to the base e. e is a mathematical constant that equals approximately 2.71828.

For each tranche N, the N-month moving average of index component m is intended to reflect the moving average level of index component m over the past N months, where each month is deemed to consist of twenty trading days for such index component m. If the index business day t on which is calculated is not a trading day for index component m, the N-month moving average as of index business day t is calculated through the last trading day for index component m prior to such index business day t.

STEP 3. For each index component m, calculate the 5-day moving average for each tranche N as follows:

where:

i in the summation calculation above represents trading days for such index component m.

If the index business day t on which is calculated is not a trading day for index component m, the 5-day moving average as of index business day t is calculated through the last trading day for index component m prior to such index business day t.

STEP 4. For each index component m, calculate the tranche N signal for each tranche N as follows:

The tranche N signal reflects a comparison of the moving average level of the index component m over the past five trading days with the moving average level over the past N months.

STEP 5. For each index component m, calculate , which is the annualized 60 trading day volatility of the log returns of index component m, as follows:

where:

i in the calculation above represents trading days for such index component m. If the index business day t on which is calculated is not a trading day for index component m, the annualized 60 trading day volatility of the log returns of index component m as of index business day t is calculated through the last trading day for index component m prior to such index business day t.

means natural log return of the indicator level for index component m on trading day i, calculated as follows:

where i-1 means the trading day for index component m immediately preceding trading day i.

means the average over the past sixty trading days of the natural log returns of the indicator level for index component m as of trading day t, calculated as follows:

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where:

i in the summation calculation above represents trading days for such index component m.

STEP 6. For each index component m, calculate the tranche N factor share of each tranche N as of index business day t+2 as follows.

If index business day t+2 is a trading day for index component m and the sign of the tranche N signal for index component m on index business day t+2 () is not equal to the sign of the tranche N signal on the immediately preceding index business day (), will be calculated as follows:

where:

means the closing level of the index on index business day t.

means (1) if index component m is a commodity index, the factor level of index component m on index business day t, which is equal to the closing level of the index on index business day t, or (2) if index component m is a futures contract, the factor level of the day t+2 active contract of index component m on index business day t, which is equal to the settlement price of the day t+2 active contract of index component m on index business day t. The “day t+2 active contract” of index component m means the active futures contract of index component m as of index business day t+2, which is the futures contract of index component m with the earliest expiration date such that the trigger date for that futures contract is more than three trading days after index business day t+2.

If index business day t is not a trading day for index component m, will be deemed to equal the factor level of index component m on the trading day for index component m immediately preceding index business day t, and the tranche N signal for index component m on index business day t will be deemed to equal the tranche N signal for index component m on the trading day for index component m immediately preceding index business day t.

means (i) if is greater than zero, 1; or (2) if is less than zero, -1; or (3) if equals zero, zero.

means the exchange rate for the currency in which the level of index component m is denominated and is quoted in number of US dollars per unit of such currency, as reported by the WM Company on index business day t. If the level of index component m is denominated in US dollars, then = 1. The exchange rate is used to convert the level of any index component denominated in a foreign currency into US dollars. Any index component that is a commodity index is deemed to be denominated in US dollars.

If index business day t is not a trading day for index component m, then will be deemed to equal the exchange rate for the currency in which the level of index component m is denominated on the trading day for index component m immediately preceding index business day t.

means the target volatility for each factor share, which equals approximately 0.1083%.

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Otherwise, will equal , where means the tranche N factor share as of the preceding index business day t+1, unless index business day t+2 is a roll day for index component m, in which case will reflect the rolling exposure to the new active futures contract on t+2 and will be the product of the tranche N factor share as of the preceding index business day t+1 and the quotient of the level of index component m using the day t+1 active contract divided by the level of index component m using the day t+2 active contract, calculated as follows:

where:

means the factor level of the day t+1 active contract of index component m on trading day t, which is equal to the settlement price of the day t+1 active contract of index component m on trading day t.

Adjustment of Factor Shares

Gross Exposure Limit

After calculating the preliminary factor share of each tranche of each index component as described above, the gross exposure limit is applied and each such factor share is adjusted as described below:

STEP 1. For each index component m, calculate the hypothetical weight as follows:

STEP 2. Calculate the hypothetical gross weight of the portfolio as follows:

STEP 3. Compare with the portfolio gross exposure upper limit , which equals 500%. If is less than , then none of the factor shares of any tranche of any index component will be adjusted. If is greater than or equal to , then the factor share of each tranche of each index component m for which index business day t+2 is a trading day will be adjusted by multiplying it by where

is the exposure tolerance and equals 5%.

For each index component m for which index business day t+2 is not a trading day, the factor share of each tranche of that index component as of index business day t+2 will remain unchanged.

Risk Control Adjustment

After the gross exposure limit is applied to the factor share of each tranche of each index component, each such factor share will be further adjusted for risk control purposes if the annualized portfolio volatility of the index, calculated as described below, exceeds the upper limit of 15%.

The “portfolio volatility”, , seeks to measure the hypothetical historical volatility of the weighted log returns of all of the index components over the past sixty index business days assuming that the preliminary factor share of each tranche of each index component calculated as described above applied. To calculate the portfolio volatility, a

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“hypothetical weight” is assigned to each index component based on the preliminary factor share of each tranche of that index component as calculated above. The portfolio volatility is then calculated based on the standard deviation of the sum of the natural log returns of each index component, with the natural log return of each index component weighted according to its hypothetical weight.

Because of the nature of a standard deviation calculation, the greater the absolute values of the hypothetical weights, the greater the standard deviation tends to be. The absolute value of the hypothetical weight of each index component tends to increase as the absolute values of the factor shares of that index component increase. Therefore, as the absolute values of the factor shares increase, the standard deviation, and consequently the portfolio volatility, is likely to increase as well.

If the portfolio volatility exceeds its upper limit of 15%, the factor share of each tranche of each index component will be multiplied by the quotient of the annualized target volatility of 10% divided by the portfolio volatility. This adjustment is intended to decrease the factor share of each tranche of each index component and in turn decrease the portfolio volatility.

On each index business day t, this risk control adjustment to the factor share of each tranche of each index component follows the sequential steps detailed below:

STEP 1. For each index component m, calculate the hypothetical weight as follows:

STEP 2. Calculate the portfolio volatility of the index as follows:

where:

means the sum of the log returns for all of the index components as a portfolio on index business day s, calculated using the hypothetical weights as follows:

where:

means the natural log return of the indicator level for index component m on index business day s, calculated as follows:

If index business day s is not a trading day for index component m, will be deemed to equal the indicator level for index component m on the trading day for index component m immediately preceding index business day s.

means the average of the natural log returns of all of the index components for the sixty index business days through index business day t, calculated as follows:

STEP 3. Compare with , which is the upper limit of the portfolio volatility, which equals 15%. If is less than or equal to , then none of the factor shares of any tranche of any index component will be adjusted. If is greater than , then for each index component m for which index business day t+2 is a trading day, the factor share of each tranche of that index component as of index business day t+2 will be adjusted by multiplying it by

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:

where:

means the target portfolio volatility of the index, which equals 10%.

Minimum Change Adjustment

After the risk control adjustment, the “new weight” for each index component is calculated based on the adjusted factor share of each tranche of that index component as of index business day t+2 and is then compared to the “existing weight” calculated based on the factor share of each tranche of that index component as of index business day t+1 in order to determine if the change from the existing weight to the new weight would be too small to be reflected in the index. For each index component, if the absolute value of the difference between the existing weight and the new weight is less than a threshold of 0.25%, then the factor share of each tranche of that index component as of index business day t+2 will be reset to equal the factor share of that tranche as of index business day t+1, unless index business day t+2 is a roll day for that index component. If index business day t+2 is such a roll day, then the factor share of each tranche of that index component will be reset to reflect the rolling exposure to the new active futures contract of such index component as described below.

On each index business day t, the minimum change adjustment to the factor share of each tranche of each index component follows the sequential steps detailed below:

STEP 1. For each index component m, calculate the existing weight as follows:

STEP 2. For each index component m, calculate the new weight as follows:

STEP 3. For each index component m, compare with . If , then the factor share of each tranche of that index component m will be adjusted as follows:

Unless index business day t+2 is a roll day for index component m, the day t+2 active contract and the day t+1 active contract for index component m will be the same futures contract. In this case, will equal , and therefore the factor share of each tranche of that index component m on index business day t+2 () will be equal to the factor share of that tranche of index component m on index business day t+1 ().

Calculation of Notional Transaction Costs and Notional Transaction Proceeds

As the index’s notional exposure to each index component, as represented by the factor shares of each tranche of that index component, changes, notional transaction costs will be reflected in the index. In addition, notional profits or losses, which we refer to as transaction proceeds, will be converted into the “cash component” of the level of the index. The notional transaction costs and proceeds for each tranche of each index component are calculated on each “cash rebalance day” for that index component, which means either a roll day (as defined above) for that index component, a trade day for that index component or a sweep day (each as defined below).

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On each index business day t, the calculation of notional transaction costs and proceeds follows the sequential steps as detailed below:

STEP 1. For each tranche N of each index component m, calculate and as follows:

If index business day t is a roll day for index component m, reflects the change in the tranche N factor share for the futures contract for m that has been rolled out, and is calculated as , and reflects the change in the tranche N factor share for the new active futures contract for m that has been rolled into, and is calculated as .

If index business day t is not a roll day for index component m, reflects the increase or decrease in the tranche N factor share for index component m, calculated as , and equals zero. If for any tranche N of index component m is not equal to zero, meaning that the tranche N factor share changes from the previous index business day, then index business day t will be a “trade day” for index component m.

If index business day t is neither a roll day nor a trade day, but is the last index business day of a calendar month, then index business day t will be a “sweep day” and both and will equal zero.

STEP 2. Calculate the “transaction cost” for each index component m, which is intended to reflect the notional cost of trading that would be incurred to change a portfolio from the old position to the new position for each tranche N of index component m, as follows:

where:

means bid-ask spread for index component m. The “bid-ask spread” for each index component reflects the transaction costs for that index component as a percentage of its level. The current bid-ask spread and the bid-ask spread prior to November 1, 2013 for each index component are set forth in the table below. The bid-ask spread for each index component is subject to adjustment from time to time by the index sponsor to reflect prevailing bid-ask spreads in the relevant market. An adjustment of the bid-ask spreads occurred on November 1, 2013.

Type of Index Component	Current Bid-Ask Spread	Bid-Ask Spread Prior to November 1, 2013
Currency Futures	0.05%	0.10%
Sovereign Bond Futures	0.05%	0.10%
Equity Index Futures	0.10%	0.15%
Commodity Indices	0.20%	0.20%

r means the most recent cash rebalance day for index component m occurring prior to index business day t.

STEP 3. For each tranche N of any index component m, calculate the transaction proceeds , which reflects the notional gain or loss realized from that tranche N that will be converted into the cash component. If index business day t is not a cash rebalance day for index component m, the cash conversion will not occur and will equal zero. If index business day t is a cash rebalance day for index component m, will be calculated as follows:

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where:

r means the most recent cash rebalance day for index component m occurring prior to index business day t.

means (1) if index component m is a commodity index, the factor level of index component m on index business day t, which is equal to the closing level of index component m on index business day t, or (2) if index component m is a futures contract, the factor level of the day r active contract of index component m on index business day t, which is equal to the settlement price of the day r active contract of index component m on index business day t. If index business day t is not a trading day for index component m, is deemed to equal the factor level of index component m on the trading day for index component m immediately preceding index business day t.

means (1) if index component m is a commodity index, the factor level of index component m on cash rebalance day r, which is equal to the closing level of index component m on cash rebalance day r, or (2) if index component m is a futures contract, the factor level of the day r active contract of index component m on cash rebalance day r, which is equal to the settlement price of the day r active contract of index component m on cash rebalance day r.

STEP 4. For each index component m the level of which is denominated in US dollars, calculate the domestic trade proceeds as follows:

For each index component m the level of which is not denominated in US dollars, the domestic trade proceeds is deemed to equal zero.

For each index component m the level of which is not denominated in US dollars, calculate the foreign trade proceeds as follows:

For each index component m the level of which is denominated in US dollars, the foreign trade proceeds is deemed to equal zero.

Calculation of Cash Component

For any index business day, the cash component of the index level reflects the growth of the cash component from the previous index business day based on the federal funds effective rate (as defined below), the deduction of any transaction costs, the deduction of the holding rate accrual for the previous index business day and the effect of any transaction proceeds.

On each index business day t, the calculation of the cash level follows the sequential steps detailed below:

STEP 1. Calculate the holding rate accrual , which reflects the notional cost that would be incurred to hold the positions in each index component from the previous index business day, calculated as follows:

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where:

means the nuLmber of calendar days from and including the previous index business day t-1 to but excluding index business day t.

means long annual holding rate for index component m. The long annual holding rate for each index component is set forth below.

means short annual holding rate for index component m. The short annual holding rate for each index component is set forth below.

means the sum of the factor shares of all tranches of index component m, calculated as .

means the greater of and zero.

means the lesser of and zero.

The “long annual holding rate” and “short annual holding rate” for each index component reflect the holding costs for that index component as a percentage of its level. The current holding rates and the holding rates prior to November 1, 2013 for each index component are set forth in the table below. The holding rates for each index component are subject to adjustment from time to time by the index sponsor to reflect prevailing holding rates in the relevant market. An adjustment of the holding rates occurred on November 1, 2013.

Type of Index Component	Current Long Annual Holding Rate	Long Annual Holding Rate prior to November 1, 2013	Current Short Annual Holding Rate	Short Annual Holding Rate prior to November 1, 2013
Currency Futures	0	0.07%	0	0.07%
Sovereign Bond Futures	0	0.07%	0	0.07%
Equity Index Futures	0	0.07%	0	0.07%
Commodity Indices	0.20%	0.20%	0.20%	0.20%

STEP 2. Calculate the “cash level” as follows:

where:

means the federal funds effective rate for index business day t-1.

The “federal funds effective rate” for any index business day (the “determination date”) means the rate reported on Bloomberg under ticker FEDL01 (or any successor ticker on Bloomberg or any successor service) on the first index business day after the determination date. If such rate is not so published by 4:15 p.m., New York City time on the first index business day after the determination date, the federal funds effective rate for the determination date will be the rate as published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) under the heading “Federal Funds (effective)” for the determination date. If that rate is not published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) by 4:15 p.m. New York City time on the first index business day after the determination date, CSAM, as the index sponsor, will calculate the federal funds effective rate for such determination date as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds as of 9:00

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a.m. New York City time on the determination date arranged by three leading brokers of federal funds transactions in the City of New York selected by CSAM, as the index sponsor, except that if the brokers selected as aforesaid by CSAM, as one of the Calculation Agents, are not quoting as set forth above, the federal funds effective rate for the determination date will be the same as the federal funds effective rate for the immediately preceding business day on which the federal funds effective rate was available as set forth above.

means total transaction costs incurred in respect of index business day t, which equals the sum of the transaction costs for each index component m and is calculated as .

means the total domestic trading proceeds on index business day t for each index component m the level of which is denominated in US dollars.

means total foreign trading proceeds on index business day t-1 for each index component m the level of which is not denominated in US dollars. Because any trade proceeds in foreign currencies will be converted into US dollars on the index business day after such proceeds are notionally received, this calculation uses the foreign exchange rate as of t, and the cash level as of index business t will reflect the foreign trading proceeds as of t-1.

Calculation of Closing Index Level

The closing index level for any index business day t is calculated as the sum of (1) the weighted exposure to all of the index components, which fluctuates depending on the factor share of each tranche of, and the level of, each index component, and (2) the cash component as described above. The exposure to each index component is calculated in relation to the most recent cash rebalance day for that index component. On any cash rebalance day for any index component, the notional gain or loss from the exposure to that index component since the most recent cash rebalance day for that index component is transferred into the cash component.

On index business day t, the closing index level is calculated as follows:

where:

r means the most recent cash rebalance day for index component m occurring prior to index business day t.

Index Disruptions

On any index business day, if, in the determination of the index sponsor, (a) an index disruption event has occurred or is continuing in respect of any index component or the index or (b) any exchange on which any currency futures component, bond futures component, equity index futures component or any commodity futures contract referenced as an underlying of a commodity index component is quoted is not scheduled to be open for trading for its regular trading session (each such day, a “disrupted valuation day”), the index sponsor may not calculate or publish the closing index level. The index sponsor will resume calculating and publishing the closing index level on the immediately following index business day that is not a disrupted valuation day.

Each of the following events, as determined by the index sponsor, is an “index disruption event” in respect of an index component:

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(a)	(i) for any currency futures component, bond futures component or equity index futures component, any suspension of or limitation imposed on trading by any stock exchange, futures exchange or other exchange (each, an “exchange”) on which such index component is quoted, whether by reason of movements in price exceeding limits permitted by any relevant exchange or otherwise, or (ii) for any commodity index component, any suspension of or limitation imposed on trading by an exchange on which the commodity futures contract referenced (albeit notionally) as an underlying of such index component is quoted, whether by reason of movements in price exceeding limits permitted by any relevant exchange or otherwise, that, taking into account all relevant exchanges, represents a material percentage amount in aggregate weight of such index component, as determined by the index sponsor;

(b)	the closing level or settlement price, as applicable, of such index components fails to be published on any day on which it is scheduled to be published;

(c)	(i) for any currency futures component, bond futures component or equity index futures component, any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for such index component, or (ii) for any commodity index component, any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for any commodity futures contract referenced (albeit notionally) as an underlying of such index component that represents a material percentage amount in aggregate weight of such index component.

Each of the following events, as determined by the index sponsor, is an “index disruption event” in respect of the index:

(a)	an event resulting in a breakdown in any means of communication or any procedure normally used to enable the determination of the level of the index, or any other event that prevents the prompt or accurate determination of the level of the index, or as a consequence of any event, the last reported level of the index should not be relied upon;

(b)	the index sponsor reasonably believes that the methodology of the index has determined a signal or a factor share that cannot be relied upon (e.g., if the computer-based algorithm produces an erroneous result); or

(c)	the failure, suspension or postponement of any calculation within the methodology of the index in respect of any index business day.

Index Sponsor

The index sponsor will be the final authority of the interpretation of the index methodology. Further, the index sponsor retains the final authority as to the manner in which the index is calculated and constructed. The index sponsor has informed us that it intends to apply the index methodology in a reasonable manner, and, in doing so, may rely upon various sources of information (including commodity index levels and futures prices). However, the index sponsor has no obligation to take the needs of Credit Suisse, CSSU or any of their clients or customers into consideration in determining, composing, calculating or publishing the index.

Discontinuation of an Index Component

An index component is “discontinued” if (i) (a) in the case of a currency futures component, bond futures component or equity index futures component, the relevant exchange discontinues publishing the price of the index component, or (b) in the case of a commodity index component, (x) the sponsor of the index component discontinues publishing the level of the index component, (y) the index sponsor’s right to use the index component is suspended or terminated or (z) following the date hereof, a material change occurs in the content, composition, or constitution of, or in the formula for or the method of calculating, such commodity index component, or (ii) the “index committee” (which is a group composed of senior management of CSAM and non-Credit Suisse members that has responsibility for approving certain actions under the index methodology) concludes that the cost of maintaining the right to use the index component and its related data is no longer commercially reasonable. In the event that an index component is discontinued, if the index committee determines in its sole discretion that a successor or substitute index component (the “successor index component”) is published and is comparable to the discontinued index component, then the index sponsor and the index committee will substitute the successor index component for the discontinued index component in its calculation of the index. If the index committee, in its sole discretion, determines that a successor index component does not exist for the discontinued index component, the index committee will remove the discontinued index component from the index and continue calculating the index using the remaining index components.

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Amendment of the Methodology

The index sponsor, acting through the index committee, may supplement, amend (in whole or in part), revise or withdraw the index methodology or change any of the index components at any time if (i) the index is no longer calculable pursuant to the index methodology, (ii) a change to the index methodology is required to address an error, ambiguity or omission, (iii) any index component is discontinued (as defined above) or (iv) the index sponsor determines that an extraordinary event (as defined below) has occurred; provided that any such supplement, amendment or revision to or withdrawal of the index methodology or change to the index components will be consistent with the fundamental structure and objectives of the index. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the index is calculated or constructed. These changes, for example, may include changes to the methodology for determining signals and factor shares.

“Extraordinary event” means any of the following circumstances:

(a)	(A) the adoption of or any change in applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including action taken by a taxing authority) that, in the determination of the index sponsor (in its sole discretion) would (i) make it illegal for the index sponsor or any of its affiliates to perform its duties relating to the index or (ii) cause the index sponsor or any of its affiliates to incur a materially increased cost in performing its obligations under the methodology of the index (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position);

(b)	a change in trading volume, terms or listing of any currency futures component, bond futures component, equity index futures component or any futures contract underlying any commodity index component;

(c)	a change in supply or demand of any commodity, currency, equity security or bond underlying any index component; or

(d)	any other event that would make calculation of the index infeasible or non-representative of market prices of the underlying currencies, commodities, equity securities, bonds or the futures contracts thereon, or undermines the objectives of the index, in each case, that the index committee has determined in its sole discretion would have a material effect on the index.

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The Index Components

The securities are linked to the performance of the index, which is linked to the performance of eighteen index components. The index components, the exchanges on which they trade (the “relevant exchanges”), if applicable, and their Bloomberg symbols are set forth in the table below:

Index Component	Type	Exchange	Bloomberg Symbol[2]
Australian Dollar Futures	Currency Futures	CME	ADxx Curncy
British Pound Futures	Currency Futures	CME	BPxx Curncy
Canadian Dollar Futures	Currency Futures	CME	CDxx Curncy
Euro Futures	Currency Futures	CME	ECxx Curncy
Japanese Yen Futures	Currency Futures	CME	JYxx Curncy
British Gilt Futures	Sovereign Bond Futures	NYSE Liffe London	Gxx Comdty
Euro-Bund Futures	Sovereign Bond Futures	Eurex	RXxx Comdty
Japanese JGB Futures	Sovereign Bond Futures	TSE	JBxx Comdty
10-Year US Treasury Note Futures	Sovereign Bond Futures	CBOT	TYxx Comdty
EURO STOXX 50® Index Futures	Equity Index Futures	Eurex	VGxx Index
Hang Seng Index Futures	Equity Index Futures	HKSE	HIxx Index
Nikkei 225 Index Futures	Equity Index Futures	SGX	NKxx Index
FTSE 100 Index Futures	Equity Index Futures	NYSE Liffe London	Zxx Index
E-mini S&P 500 Index Futures	Equity Index Futures	CME	ESxx Index
Bloomberg Agriculture Sub-Index	Commodity Index	N/A	BCOMAG Index
Bloomberg Energy Sub-Index	Commodity Index	N/A	BCOMEN Index
Bloomberg Industrial Metals Sub-Index	Commodity Index	N/A	BCOMIN Index
Bloomberg Precious Metals Sub-Index	Commodity Index	N/A	BCOMPR Index

The official settlement price for each currency futures component, bond futures component and equity index futures component and the closing level for each commodity index component will be reported by Bloomberg under the symbols as set forth in the table above.

We have derived all information regarding the index components contained in this underlying supplement, including, without limitation, their respective make-up, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. All references any relevant exchange will also be deemed to refer to any relevant successor exchange.

The currency futures components, bond futures components and equity index futures components are futures contracts on currencies, sovereign bonds and equity indices, respectively. For more information on futures contracts, see “Futures Markets” below.

The Currency Futures Components

Japanese Yen Futures are currency futures contracts traded on CME that have a notional principal of 12,500,000 Japanese yen and require the exchange of Japanese yen for US dollar at a specified date in the future. Japanese Yen Futures are quoted in number of US dollars per Japanese yen, and are settled in March, June, September and December of every year.

Euro Futures are currency futures contracts traded on CME that have a notional principal of 125,000 Euros and require the exchange of Euro for US dollar at a specified date in the future. Euro Futures are quoted in number of US dollars per Euro, and are settled in March, June, September and December of every year.

[2]	“xx” in the Bloomberg symbols for futures contracts is a general placeholder for the suffix of the actual futures contracts referenced by the index based on their expiry.

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British Pound Futures are currency futures contracts traded on CME that have a notional principal of 62,500 British pounds and require the exchange of British pound for US dollar at a specified date in the future. British Pound Futures are quoted in number of US dollars per British pound, and are settled in March, June, September and December of every year.

Canadian Dollar Futures are currency futures contracts traded on CME that have a notional principal of 100,000 Canadian dollars and require the exchange of Canadian dollar for US dollar at a specified date in the future. Canadian Dollar Futures are quoted in number of US dollars per Canadian dollar, and are settled in March, June, September and December of every year.

Australian Dollar Futures are currency futures contracts traded on CME that have a notional principal of 100,000 Australian dollars and require the exchange of Australian dollar for US dollar at a specified date in the future. Australian Dollar Futures are quoted in number of US dollars per Australian dollar, and are settled in March, June, September and December of every year.

The Bond Futures Components

British Gilt Futures are futures contracts traded on NYSE Liffe London that have a notional principal of 100,000 British pounds and require the delivery of Gilts with a remaining term to maturity of not less than 8 years and 9 months and not more than 13 years from the first day of the futures contract delivery month. Gilts are United Kingdom government debt securities issued by the United Kingdom Debt Management Office on behalf of HM Treasury.

Euro-Bund Futures are futures contracts traded on Eurex that have a notional principal of 100,000 Euros and require the delivery of Bunds with a remaining term to maturity of not less than 8 years and 6 months and not more than 10 years and 6 months as of the futures contract delivery date. Bunds are Federal Republic of Germany government debt securities issued by the German Finance Agency.

Japanese JGB Futures are futures contracts traded on the Tokyo Stock Exchange that have a notional principal of 100,000,000 Japanese yen and require the delivery of JGBs with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. JGBs are Japanese government debt securities issued by the Ministry of Finance Japan.

10-Year US Treasury Note Futures are futures contracts traded on CME that have a notional principal of $100,000 and require the delivery of U.S. Treasury Notes with a remaining term to maturity of not less than 6 years and 6 months but not more than 10 years from the first day of the delivery month. US Treasury Notes, or Treasury Notes, are United Stated government debt securities issued by the United States Treasury in terms of 2, 3, 5 and 10 years.

The Equity Index Futures Components

The equity index futures components are futures contracts on equity indices. Because equity indices are not tangible items that can be purchased and sold directly, a futures contract on an equity index provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract.

EURO STOXX 50® Index Futures are futures contracts on the EURO STOXX 50® Index that are traded on Eurex. Each EURO STOXX 50® Index Futures has a notional value of 10 Euros times the value of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, see “The Underlying Indices for the Equity Index Futures Components — The EURO STOXX 50® Index” below.

Hang Seng Index Futures are futures contracts on the Hang Seng® Index that are traded on HKSE. Each Hang Seng Index Futures contract has notional value of 50 Hong Kong dollars times the value of the Hang Seng Index. For more information on the Hang Seng® Index, see “The Underlying Indices for the Equity Index Futures Components — The Hang Seng® Index” below.

Nikkei 225 Index Futures are futures contracts on the Nikkei 225 Index that are traded on SGX. Each Nikkei 225 Index Futures contract has notional value of 500 Japanese yen times the value of the Nikkei 225 Index. For more information on the Nikkei 225 Index, see “The Underlying Indices for the Equity Index Futures Components — The Nikkei 225 Index” below.

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FTSE 100 Index Futures are futures contracts on the FTSE™ 100 Index that are traded on NYSE Liffe London. Each FTSE 100 Index Futures contract has a notional value of 10 British pounds times the value of the FTSE™ 100 Index. For more information on the FTSE™ 100 Index, see “The Underlying Indices for the Equity Index Futures Components — The FTSE™ 100 Index” below.

E-mini S&P 500 Index Futures are futures contracts on the S&P 500® Index that are traded on CME. Each E-mini S&P 500 Index Futures contract has a notional value of 50 US dollars times the value of the S&P 500® Index. For more information on the S&P 500® Index, see “The Underlying Indices for the Equity Index Futures Components — The S&P 500® Index” below.

Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. Futures contracts traded on regulated futures exchanges are referred to as exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the underlying asset or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a November futures contract that wishes to maintain a position in the nearest delivery month will, as the November futures contract nears expiration, sell the November futures contract, which serves to close out the existing long position, and buy a December futures contract. This will “roll” the November position into a December position, and, when the November futures contract expires, the market participant will still have a long position in the nearest delivery month.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.

1.       The Chicago Mercantile Exchange

The Chicago Mercantile Exchange (“CME”) is a US financial and commodity derivatives exchange based in Chicago. It was founded in 1898 as the Chicago Butter and Egg Board, an agricultural commodities exchange. In 1992, CME introduced Globex as the first global electronic trading system for futures and options. This system did not replace

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the traditional open outcry system, but has been used alongside it in order to enhance trading efficiency and extend trading hours. In 2002, CME became the first exchange in the United States to issue shares, listing on the New York Stock Exchange and the NASDAQ under the ticker symbol CME. In 2007, CME merged with the Chicago Board of Trade to become a designated contract market of the CME Group Inc. On August 22, 2008, CME Group Inc. has completed the acquisition of NYMEX Holdings, Inc. CME trades several types of financial instruments: interest rates, equities, currencies and commodities. It also offers trading in alternative investments, such as weather and real estate derivatives.

2.       Eurex

Eurex is one of the world’s leading derivatives exchange and is jointly operated by Deutsche Börse AG and SIX Swiss Exchanges. Eurex offers a broad range of international benchmark products and operates the most liquid fixed income markets in the world, featuring open and low-cost electronic access. Eurex was established in 1998 with the merger of Deutsche Terminbörse (DTB) and Swiss Options and Financial Futures Exchange (SOFFEX). In 2007, Eurex acquired International Securities Exchange, Inc. (ISE).

3.       The Tokyo Stock Exchange

The Tokyo Stock Exchange (“TSE”) is a securities exchange located in Tokyo, Japan. It is one of the world’s largest securities exchanges in terms of market capitalization. TSE was founded in 1878 and switched to electronic trading for all transactions in 1999.

4.       NYSE Liffe London

NYSE Liffe London is NYSE Euronext’s London-based regulated futures exchange. The London International Financial Futures and Options Exchange (“LIFFE”) was established in 1982 as a financial futures and options exchange, offering contracts on interest rates denominated in most of the world’s major currencies. In 1993, LIFFE merged with the London Traded Options Market (LTOM), adding equity options to its product range. In 1996, it merged with the London Commodity Exchange (LCE), and, as a result, a range of soft and agricultural commodity contracts was added to its financial portfolio. In January 2002, LIFFE was acquired by Euronext, joining the exchanges of Amsterdam, Brussels, Paris and Lisbon. In 2007, NYSE Group and Euronext merged to form NYSE Euronext.

5.       The Chicago Board of Trade

The Chicago Board of Trade (“CBOT”), established in 1848, is a leading futures and futures-options exchange. More than 3,600 CBOT member/stockholders trade 50 different futures and options products at the CBOT by open auction and electronically. Volume at the CBOT exchange in 2006 surpassed 805 million contracts, the highest yearly total recorded in its history.

Effective July 12, 2007, CBOT Holdings, Inc., the parent company of the CBOT, merged with and into Chicago Mercantile Exchange Holdings Inc. At the time of the merger, the combined company was renamed CME Group Inc., and the CBOT became a subsidiary of CME Group Inc. CME Group is the world’s largest and most diverse exchange, with all major benchmark asset classes ultimately available on a single trading platform and floor.

For decades, the primary method of trading at the CBOT was open auction, which involved traders meeting face-to-face in trading pits to buy and sell futures contracts. But to better meet the needs of a growing global economy, the CBOT successfully launched its first electronic trading system in 1994. During the last decade, as the use of electronic trading has become more prevalent, the CBOT exchange has upgraded its electronic trading system several times. Most recently, on October 12, 2005, the CBOT successfully launched its newly enhanced electronic trading platform, e-cbot, powered by LIFFE CONNECT®, by introducing a major API upgrade.

6.       The Hong Kong Stock Exchange

The Hong Kong Stock Exchange (“HKSE”) is a securities exchange located in Hong Kong and one of the largest stock exchange in Asia in terms of market capitalization.

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7.       The Singapore Exchange

The Singapore Exchange (“SGX”) is a securities exchange located in Singapore. It was created in 1999 with the merger of the Singapore Stock Exchange and Singapore International Monetary Exchange.

8.       Relationships Between The Relevant Exchanges and Us

The securities are not sponsored, endorsed, sold or promoted by the relevant exchanges and the relevant exchanges make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The relevant exchanges have no obligation to take the needs of us or the holders of the securities into consideration in determining or implementing its business practices. The relevant exchanges are not responsible for and have not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. The relevant exchanges have no obligation or liability in connection with the administration, marketing or trading of the securities.

the relevant exchanges DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE CURRENCY FUTURES COMPONENTS, BOND FUTURES COMPONENTS AND EQUITY FUTURE INDEX COMPONENTS AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. the relevant exchanges MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE CURRENCY FUTURES COMPONENTS, BOND FUTURES COMPONENTS OR EQUITY INDEX FUTURES COMPONENTS. the relevant exchanges MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE CURRENCY FUTURES COMPONENTS, BOND FUTURES COMPONENTS OR EQUITY INDEX FUTURES COMPONENTS. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL the relevant exchanges HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY the relevant exchanges AND the relevant exchanges MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

The Commodity Index Components

The securities are linked to the performance of the following four commodity index components, namely: The Bloomberg Agriculture Sub-Index, Bloomberg Energy Sub-Index, Bloomberg Industrial Metals Sub-Index and Bloomberg Precious Metals Sub-Index, which are sub-indices of the Bloomberg Commodity Index (each sub-index, a “BCOM Sub-Index,” and together with the Bloomberg Commodity Index, the “BCOM Indices”). The commodity index components are calculated on an excess return basis. The BCOM Indices are a family of indices that is designed to provide a liquid and diversified benchmark for commodities. The methodology for compiling the BCOM Sub-Indices is consistent with the methodology for compiling the Bloomberg Commodity Index. The BCOM Indices are sponsored by Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC, an affiliate of UBS AG (together, “UBS”). On July 1, 2014, Bloomberg became solely responsible for the governance, calculation, distribution and licensing of the BCOM Indices; UBS remains a sponsor, but will have no role in the governance or calculation of the BCOM Indices. The Dow Jones-UBS Commodity Index was renamed the Bloomberg Commodity Index and the ticker changed from “DJUBS” to “BCOM.”

The Bloomberg Commodity Index

The Bloomberg Commodity Index is currently composed of futures contracts on the following commodities (each, an “index commodity”): aluminum; coffee; copper; corn; cotton; crude oil (WTI and Brent); gold; ultra-low-sulfur diesel; lean hogs; live cattle; natural gas; nickel; silver; soybean meal; soybean oil; soybeans; sugar; unleaded gasoline; wheat (Chicago and Kansas City); and zinc. Futures contracts on the Bloomberg Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States

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exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the “LME”) and Brent crude oil, which trades on Ice Futures Europe. The Bloomberg Commodity Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “BCOM” and “BCOMTR,” respectively.

The BCOM Sub-Indices

The Bloomberg Agriculture Sub-Index

The Bloomberg Agriculture Sub-Index includes futures contracts on eight commodity types eligible for inclusion in the Bloomberg Commodity Index: wheat (Chicago and Kansas City), corn, soybeans, soybean oil, soybean meal, live cattle, lean hogs, suger, cotton, coffee and cocoa. The Bloomberg Agriculture Sub-Index excludes all other commodity types that comprise the Bloomberg Commodity Index. The Bloomberg Agriculture Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “BCOMAG” and “BCOMAGTR,” respectively.

The Bloomberg Energy Sub-Index

The Bloomberg Energy Sub-Index includes futures contracts on four commodity types eligible for inclusion in the Bloomberg Commodity Index: natural gas, crude oil (WTI and Brent), unleaded gasoline and ULS diesel. The Bloomberg Energy Sub-Index excludes all other commodities that comprise the Bloomberg Commodity Index. The Bloomberg Energy Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “BCOMEN” and “BCOMENTR,” respectively.

The Bloomberg Industrial Metals Sub-Index

The Bloomberg Industrial Metals Sub-Index includes futures contracts on four commodity types eligible for inclusion in the Bloomberg Commodity Index: aluminum, COMEX copper, zinc and nickel. The Bloomberg Industrial Metals Sub-Index excludes all other commodity types that comprise the Bloomberg Commodity Index. The Bloomberg Industrial Metals Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “BCOMIN” and “BCOMINTR,” respectively.

The Bloomberg Precious Metals Sub-Index

The Bloomberg Precious Metals Sub-Index includes futures contracts on three commodity types eligible for inclusion in the Bloomberg Commodity Index: gold, platinum and silver. The Bloomberg Precious Metals Sub-Index excludes all other commodities that comprise the Bloomberg Commodity Index. The Bloomberg Precious Metals Sub-Index Excess Return and Total Return are reported by Bloomberg under the ticker symbols “BCOMPR” and “BCOMPRTR,” respectively.

Supervision of the BCOM Indices

Bloomberg will establish a two-tier oversight structure composed of the Bloomberg Commodity Index Oversight Committee (the “Oversight Committee”) and the Bloomberg Commodity Index Advisory Committee (the “Advisory Committee”). The Oversight Committee will consist of senior representatives from various Bloomberg business units, and will discuss, review and challenge all aspects of the benchmark process. The Advisory Committee will convene to provide Bloomberg with guidance and feedback from the investment community on index products and processes. Both the Oversight and Advisory Committees meet annually to consider any changes to be made to the BCOM Indices for the coming year. These committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the BCOM Indices.

Methodology

The Bloomberg Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities with a later delivery date must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each index component occurs over a period of five BCOM business days each month according to a pre-determined schedule.

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The methodology for determining the composition and weighting of the Bloomberg Commodity Index and for calculating its level is subject to modification by Bloomberg at any time.

A “BCOM business day” means a day on which the sum of the Commodity Index Percentages (as described below under “— Annual Reweighting and Rebalancing of the Bloomberg Commodity Index”) for the Index Commodities that are open for trading is greater than 50%.

The Bloomberg Commodity Index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Bloomberg Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Bloomberg Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Bloomberg Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the Bloomberg Commodity Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Bloomberg Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Bloomberg Commodity Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Bloomberg Commodity Index can accommodate substantial investment flows.

Designated Contracts for each Index Commodity

A futures contract known as a designated contract is selected for each of the 24 commodities eligible for inclusion in the Bloomberg Commodity Index. Historically, through and including the composition of the Bloomberg Commodity Index for 2017, Bloomberg has chosen for each index commodity one designated contract that is traded in North America and denominated in U.S. dollars (with the exception of several LME contracts, which are traded in London, and with the exception of crude oil, for which two designated contracts have been selected starting in 2012, and wheat, for which two designated contracts that are traded in North America have been selected starting in 2013). It is possible that Bloomberg will in the future select more than one designated contract for additional index commodities or may select designated contracts that are traded outside of the United States or in currencies other than the U.S. Dollar. Data concerning the designated contract will be used to calculate the Bloomberg Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The 24 commodities eligible for inclusion in the Bloomberg Commodity Index are traded on the LME, the CBOT, the New York Board of Trade (“NYBOT”), the Commodities Exchange division of the New York Mercantile Exchange (“COMEX”), the New York Mercantile Exchange (“NYMEX”), the Kansas City Board of Trade (“KCBOT”) and ICE Futures Europe, and are as follows:

Commodity	Designated Contract	Exchange	Units	Price Quote
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Cocoa	Cocoa	NYBOT	10 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound
Copper	Copper	COMEX**	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Brent Crude Oil	Brent Crude Oil	ICE Futures Europe	1,000 barrels	$/barrel

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Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Ultra-low-sulfur Diesel	Ultra-low-sulfur Diesel	NYMEX	42,000 gallons	cents/gallon
Lead	Refined Standard Lead	LME	25 metric tons	$/metric ton
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Platinum	Platinum	NYMEX	50 troy oz.	$/troy oz.
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel
Soybean Meal	Soybean Meal	CBOT	100 short tons	$/short ton
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Tin	Refined Tin	LME	5 metric tons	$/metric ton
Unleaded Gasoline	RBOB	NYMEX	42,000 gal	cents/gallon
Wheat (Chicago)	Wheat	CBOT	5,000 bushels	cents/bushel
Wheat (KC HRW)	Hard Red Winter Wheat	CBOT	5,000 bushels	cents/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton
____________________________

**	The Bloomberg Commodity Index uses the High Grade Copper Contract traded on the COMEX for copper contract prices and LME volume data in determining the weighting for the Bloomberg Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Bloomberg Commodity Index are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

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Commodity Group	Commodities	Commodity Group	Commodities
Energy	Crude Oil (WTI and Brent)	Softs	Coffee
	Ultra-low-sulfur Diesel		Cotton
	Natural Gas		Sugar
	Unleaded Gasoline		Cocoa*
Precious Metals	Gold	Livestock	Lean Hogs
	Silver		Live Cattle
Platinum*
Industrial Metals	Aluminum	Grains	Corn
	Copper Tin*		Wheat (Chicago and KC HRW)
	Nickel		Soybeans
	Zinc		Soybean Meal
	Lead*		Soybean Oil
____________________________

*	Out of the 24 commodities available for inclusion annually in the Bloomberg Commodity Index, as of the date of this underlying supplement, all the commodities in the table above other than the four commodities marked with an asterisk are included in the Bloomberg Commodity Index.

Annual Reweighting and Rebalancing of the Bloomberg Commodity Index

The Bloomberg Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Bloomberg Commodity Index are determined each in the third or fourth quarter. The annual weightings are announced soon thereafter and implemented the following January.

The relative weightings of the component commodities included in the Bloomberg Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. In the third or fourth quarter of each year, for each commodity designated for potential inclusion in the Bloomberg Commodity Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Bloomberg Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Bloomberg Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Bloomberg Commodity Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Bloomberg Commodity Index;

•	No single commodity may constitute more than 15% of the Bloomberg Commodity Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded

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gasoline), may constitute more than 25% of the Bloomberg Commodity Index; and

•	No single commodity may constitute less than 2% of the Bloomberg Commodity Index.

Following the annual reweighting and rebalancing of the Bloomberg Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the Bloomberg Commodity Index by calculating the new unit weights for each index commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the index components, are used to determine the commodity index multiplier (the “CIM”) for each index commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Bloomberg Commodity Index

The Bloomberg Commodity Index is calculated by applying the impact of the changes to the prices of the index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity Index is a mathematical process whereby the CIMs for the index components are multiplied by the prices for the index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the Bloomberg Commodity Index to calculate the current level of the Bloomberg Commodity Index level. The Bloomberg Commodity Index is calculated on an excess return and on a total return basis.

License Agreement

The BCOM Indices are joint products of UBS and Bloomberg, and have been licensed for use by Credit Suisse in connection with certain financial products, including the securities. “Bloomberg,” “Bloomberg Commodity Index” and “BCOM” are service and/or trademarks of Bloomberg.

The securities are not sponsored, endorsed, sold or promoted by UBS, Bloomberg or any of their subsidiaries or affiliates. None of UBS, Bloomberg or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The only relationship of UBS, Bloomberg or any of their subsidiaries or affiliates to Credit Suisse in connection with the securities is the licensing of certain trademarks, trade names and service marks and of the BCOM Indices, which are determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to Credit Suisse or the securities. UBS and Bloomberg have no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the BCOM Indices. None of UBS, Bloomberg or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of UBS, Bloomberg or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the holders of the securities, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS, Bloomberg and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by Credit Suisse, but which may be similar to and competitive with the securities. In addition, UBS, Bloomberg and their subsidiaries and affiliates actively trade commodities, commodity indices and commodity futures (including the BCOM Indices), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the BCOM Indices and the securities.

In addition, UBS and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity Index and Bloomberg Commodity Index Total Return), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity Index, and the securities. This underlying supplement relates only to the securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity Index components. Purchasers of the securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity Index is any form of

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investment recommendation of the futures contract or the underlying physical commodity by UBS, Bloomberg or any of their respective subsidiaries or affiliates.

The information in this underlying supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Bloomberg Commodity Index components has been derived solely from publicly available documents. None of UBS, Bloomberg or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Bloomberg Commodity Index, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF UBS, BLOOMBERG OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BCOM INDICES OR ANY DATA RELATED THERETO AND NONE OF UBS, BLOOMBERG OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF UBS, BLOOMBERG OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BCOM INDICES OR ANY DATA RELATED THERETO. NONE OF UBS, BLOOMBERG OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BCOM INDICES OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL UBS, BLOOMBERG OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS, BLOOMBERG AND CREDIT SUISSE, OTHER THAN UBS AND THE LICENSORS OF BLOOMBERG.

The Underlying Indices for the Equity Index Futures Components

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the 50 largest component stocks of supersector leaders in terms of free float market capitalization from within the EURO STOXX® Index. The EURO STOXX® Index is a Eurozone subset of the STOXX Europe 600® Index. The EURO STOXX® Index has a variable number of components and represents large, mid and small capitalization companies. Only countries eligible for the Eurozone are chosen from the STOXX Europe 600® Index to obtain the EURO STOXX® Index.

The EURO STOXX 50® Index is reported by Bloomberg under the ticker symbol “SX5E.” The EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial EURO STOXX 50® Index value of 1,000 on December 31, 1991. The EURO STOXX 50® Index is disseminated on the STOXX Limited website, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX 50® Index and updates these weightings at the end of each quarter.

Composition of the EURO STOXX 50® Index

The EURO STOXX 50® Index is reviewed annually in September. The review cut-off date is the last trading day of August. Components are capped at a maximum weight of 10% quarterly. The weighting cap factors are published on Wednesday two trading days prior to quarterly review implementation using Tuesday’s closing prices. The composition of the EURO STOXX 50® Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion.

Component changes are announced on the last trading day prior to the review month. The implementation is usually conducted quarterly after the close of every third Friday in March, June, September and December and effective the next trading day.

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Replacements

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest selection list that is updated monthly. In case of merger and acquisition where a blue-chip stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the EURO STOXX in between the regular review dates but is still a component of the STOXX Regional Total Market Index, then this stock will remain in the EURO STOXX 50® Index until the next regular review.

Fast Exit

The components are monitored for any changes based on the monthly selection list ranking, i.e., on an ongoing monthly basis. A component is deleted if: it ranks 75 or below on the monthly selection list; and it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The announcement will be on the first trading day of the month after close of markets. The addition will be announced based on the monthly selection list, i.e., the highest-ranked non-component will be selected. Changes will be implemented on the close of the fifth trading day and are effective the next trading day.

Fast Entry

All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if it qualifies for the latest blue-chip selection list generated end of February, May, August or November; and it ranks within the lower buffer (ranks 1 – 25) on this selection list. If it is added, the stock replaces the smallest stock in the Blue-Chip Index. The announcement will be on the first trading day of the month after close of markets. The implementation is together with the STOXX Total Market indices.

Spin-Offs

Each spin-off stock qualifies for addition if it lies within the lower buffer (ranks 1 – 40) on the latest selection list for the index. The spin-off replaces the lowest ranked stock in that index as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the index. The next qualifying spin-off stock replaces the lowest ranked stock in the index. Likewise for the other qualifying spin-off stocks.

Corporate Actions

Generally, corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation. For changes in the primary revenue source, they are announced on the quarterly component announcement dates, implemented on the quarterly implementation dates and effective the next trading day after implementation.

Ordinary Adjustments

The free float factors and outstanding number of shares are reviewed on a quarterly basis based on the most recent available data. The final data are published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. The cut-off dates for free float data are on the 20th of February, May, August and November. Data arriving after the cut-off dates are implemented in the following quarterly review.

Computation of the EURO STOXX 50® Index

The STOXX Indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each STOXX Index value at any time can be expressed as follows:

Index	=	free float market capitalization of the relevant STOXX Index divisor

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The “free float market capitalization of the relevant STOXX Index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the relevant STOXX Index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors and outstanding number of shares used to calculate the STOXX Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

Each STOXX Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage – i.e., the new shares have a different dividend from that paid on the old shares – the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase (), decrease () or be held constant (○).

DIVISOR:

A) Cash dividend (applies to return indices only)
Adjusted price (net return)  = closing price − announced dividend * (1 − withholding tax)

Adjusted price (gross return)  = closing price − announced dividend

DIVISOR:		B) Special Cash dividend (applies to price and return indices) Adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)

DIVISOR:	○	C) Split and Reverse Split Adjusted price = closing price * A / B New number of shares = old number of shares * B / A

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DIVISOR:

D) Rights Offering

Standard rights issue treatments:

Adjusted price  = (closing price * A + subscription price * B)  / (A + B)

New number of shares  = old number of shares * (A + B) / A

Extremely dilutive rights issues with a share ratio larger or equal to 2000% (B/A ≥ 20) are treated as following:

STOXX will announce the deletion of the company from all indices following the standard rules for index replacements if sufficient notice period (which means STOXX is able to make an announcement about index changes two trading days before the ex-date) can be given. The company may enter the indices again at the next periodic index review, but only after the new shares have been listed.

Extremely dilutive rights issues without sufficient notice period and all highly dilutive rights issues with a share ratio larger or equal to 200% (B/A ≥ 2) are treated as following:

The rights will be included into the indices with a theoretical price on the ex-date. The rights must be listed on an eligible stock exchange and tradable starting on the ex-date otherwise only a price adjustment is made. The rights will have the same parameters as the parent company. The rights will be removed at the close of the day they start to trade with traded price being available. The number of shares and weighting factors will be increased after the new shares have been listed.

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

DIVISOR:	○	E) Stock Dividend Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A

F) Stock Dividend (from treasury stock)

If treated as regular cash dividend, only the return indices are adjusted.

Adjusted price = closing price – closing price * B / (A + B)

If treated as extraordinary dividend, the price and the return indices are adjusted.

Adjusted price = closing price – closing price * B / (A + B)

DIVISOR:		G) Stock Dividend of a Different Company Security Adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:		H) Return of Capital and Share Consolidation Adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B New number of shares = old number of shares * B / A
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DIVISOR:

I) Repurchase Shares/Self-Tender

Adjusted price  = [(price before tender * old number of shares) − (tender price * number of tendered shares)] / (old number of shares − number of tendered shares)

New number of shares  = old number of shares − number of tendered shares

DIVISOR:	J) Spinoff Adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:

K) Combination Stock Distribution (Dividend or Split) and Rights Offering

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held:

If A is not equal to one share, all the following “new number of shares” formulas need to be divided by A:

•     If rights are applicable after stock distribution (one action applicable to other)

Adjusted price  = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New number of shares  = old number of shares * [(A + B) * (1 + C / A)] / A

•     If stock distribution is applicable after rights (one action applicable to other)

Adjusted price  = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

New number of shares  = old number of shares * [(A + C) * (1 + B / A)] / A

•     Stock distribution and rights (neither action is applicable to the other)

Adjusted price  = [closing price * A + subscription price * C] / [A + B + C]

New number of shares  = old number of shares * [A + B + C] / A

DIVISOR:	L) Addition / Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
DIVISOR:	M) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the STOXX Indices, which is owned and published by STOXX Limited, in connection with certain securities, including the securities.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the STOXX Indices and the related trademarks for use in connection with the securities. STOXX Limited and its Licensors do not sponsor, endorse, sell or promote the securities; recommend that any person invest in the securities; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities; have any

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responsibility or liability for the administration, management or marketing of the securities; or consider the needs of the securities or the owners of the securities in determining, composing or calculating the STOXX Indices or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the securities. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the securities, the owners of the securities or any other person in connection with the use of the STOXX Indices and the data included in the STOXX Indices; the accuracy or completeness of the STOXX Indices and their data; and the merchantability and the fitness for a particular purpose or use of the STOXX Indices and their data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the STOXX Indices or their data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the securities or any other third parties.

The Hang Seng® Index

The Hang Seng® Index is a free float-adjusted, market capitalization-weighted stock market index of the Stock Exchange of Hong Kong (“SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market. The Hang Seng® Index is calculated, maintained and published by HSI Services Limited, a wholly owned subsidiary of Hang Seng Bank. The Hang Seng® Index was first calculated and published on November 24, 1969. The Hang Seng® Index is reported by Bloomberg  under the ticker symbol “HSI.”

Hang Seng® Index Composition

Only companies and real estate investment trusts with their primary listing on the Main Board of the SEHK are eligible as constituents of the Hang Seng® Index. The H-shares of mainland Chinese enterprises listed on SEHK will not be selected unless the company has no unlisted share capital.

To be eligible for selection in the Hang Seng® Index, a company: (1) must be among those that constitute the top 90% of the total market capitalization of all eligible shares listed on the SEHK (market value is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months on the SEHK though companies with an average market capitalization in the top 25 may qualify with a shorter listing history. From the candidates, final selections are based on the following:

1)	the market capitalization and turnover rankings of the companies;

2)	the representation of the sub-sectors within the Index directly reflecting that of the market; and

3)	the financial performance of the companies.

The Hang Seng® Index is reviewed quarterly. Whether to remove a suspended constituent from the Hang Seng® Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the Hang Seng® Index, its last traded price may be adjusted down to the system lowest price, i.e., $0.0001 in the security’s price currency, or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes. Companies that are the subject of a Securities and Futures Commission High Shareholding Concentration notice will not be eligible for inclusion in the Hang Seng® Index.

Hang Seng® Index Calculation

Shares held by entities that control more than 5% of the shareholdings are generally considered non-free float and excluded from index calculation. More specifically, the following shareholdings are excluded for calculation (subject to the 5% threshold): strategic holdings such as by governments, affiliated entities or any other entities which hold substantial shares in the company; shares held by directors, members of the board committee, principal officers or founding members (as measured individually); shares held by publicly traded companies or private firms / institutions;

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and shareholdings with a publicly disclosed lock-up arrangement. However, holdings by the following investor classes are generally exempt from the non-free float classification: custodians, trustees, mutual funds and investment companies. A free float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% for actual free float adjustment factors below 10% and otherwise to the nearest 5% for the calculation of the Hang Seng® Index and is updated quarterly.

A cap of 10% on individual stock weightings is applied. A cap factor is calculated quarterly to coincide with the regular update of the free float adjustment factor. Additional re-capping is performed upon constituent changes.

Current Index =	Current Aggregate Free float-adjusted Market Capitalization of Constituents	X Yesterday’s Closing Index

Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

Current Index =	∑ (Pt x IS x FAF x CF)	X Yesterday’s Closing Index

∑ (Pt-1 x IS x FAF x CF)

Pt	:	Current Price at Day t
Pt-1	:	Closing Price at Day t-1
IS	:	Number of Issued Shares (In case of H-share constituents, only H-share portion is taken into calculation)
FAF	:	Free float-Adjusted Factor, which is between 0 and 1
CF	:	Cap Factor, which is between 0 and 1

Corporate Action-Related Adjustments

The following table describes the adjustments made to the index in response to certain corporate actions. An index divisor may decrease () or increase () or keep constant (■) when corporate actions occur for a component stock.

Event		Description	Adjustment
			Issued Shares (“IS”)	Closing Price (“P”)	Divisor (“D”)
(a)	Subdivision of Shares / Split	X existing share(s) to be subdivided into Y subdivided share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	■
(b)	Consolidation / Reverse Split	X existing shares to be consolidated into Y consolidated share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	■
(c)	Cash Dividend / Distribution	Dividend / distribution in cash

No adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the ex-date.

Note:

(i)    Besides normal cash dividends, the following types of dividends are also considered as cash dividend equivalents:

o       Cash dividends with scrip option;

o       Scrip dividends with cash option; and

o       Scrip dividends with a preannounced cash value.

(ii)    If new shares allotted from bonus, rights issues, etc.

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        have a dividend disadvantage (i.e., the new shares receive a different dividend amount from that paid on the old shares), the dividend amount used in the index calculation will also be adjusted accordingly.

(iii)  For late dividend (a dividend that is known only after the ex-date):

o      An estimate will be used for index calculation on the ex-date;

o      Post-adjustment will be made on the payment date when the actual dividend has been finalized;

o      The number of shares effective on the original cum-date will be used for the post-adjustment.

(d)	Bonus / Stock Dividend	X bonus share(s) for holding of every Y existing share(s)	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = Pbefore * Y / (X + Y)	■
(e)	Listed Non-cash Distribution	Dividend / Distribution in specie of X share(s) in Company A for holding of every Y existing share(s) of Company Y	↔	Padjusted = Pbefore – (Pdistribution * X / Y)
(f)	To-be-listed Non-cash Distribution	X share(s) / unit(s) of the distribution for holding of every Y existing shares

The price of the constituent will be suspended on the ex-date.

An estimated market value (based on the price drop of the constituent on the ex-date) will be added to the price index on the trading day after ex-date until the trading day before listing of the distributed instrument.

The distributed instrument will be added to the price index on its listing date and removed after market close. Hang Seng Indexes Company Limited (“HSIL”) will have the discretion to defer the removal of the distributed instrument from the index if the distribution is material.

Note:

To-be-listed non-cash distributions include stock dividend of another company, bonus warrant, etc.

(g)	Preferential Offer	Preferential offer of X share(s) in another unlisted company for holding of every Y share(s) at $Z per share	To avoid stock price estimation of any unlisted company, no adjustment will be made for preferential offer.
(h)	Rights Issue / Open Offer	X rights / offer share(s) for holding of every Y existing share(s) at subscription price of $Z per rights/ offer share	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = [(Pbefore * Y) + (X * Z)] / (X + Y)
Note: Adjustment will not be made if Z is greater than the cum-rights closing price, unless the rights issue / open offer is being fully underwritten.

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(i)	Open Offer of Unlisted Securities	Open offer of X share(s) of unlisted securities for holding of every Y share(s) at $Z per share

To avoid price estimation of any unlisted securities, no adjustment will be made for the open offer.

Note:

If price cannot be evaluated objectively, no adjustment will be made. However, if the unlisted securities is priced at an obvious discounted level, HSIL will analyze it on a case by case basis and reserve the right to make final decision.

(j)	Spin-off / Demerger	Creation of a company through the sale or distribution of new shares of an existing business / division of a parent company. A spin-off is a type of divestiture.

For index adjustment of listed and to-be-listed non-cash distributions, please refer to (e) and (f) above respectively.

The newly spun-off/ detached entity will be considered inclusion into the index family according to regular schedule.

(k)	Merger and Acquisition	The combination of two or more constituents into one, through a mutual agreement or a tender offer.

The enlarged company will remain in the relevant index with a potential adjustment in its issued shares and weighting factors, subject to the terms of the transaction.

Example: Merger between China Unicom and China Netcom in October 2008.

(l)	Withdrawal of Listing	Delisting of a company. It might be resulted from privatization, takeover or other corporate actions.	The company in concern will be removed from the relevant index as soon as practicable.
(m)	Prolonged Suspension	Trading in a company’s shares has been halted for more than one month.

The company in concern will be removed from the relevant index. Such a constituent may be retained in the index only in exceptional circumstances if it is believed to resume trading in the near future.

In case of stock suspension, last traded price will be used for index calculation regardless of the time of suspension.

(n)	Parallel Trading	Trading in a company’s shares under both a temporary stock code and the original stock code. Usually applied to securities which have undergone corporate actions such as consolidation, subdivision, change in board lot size or re-organization involving share exchange other than on a one-to-one basis.

The company in concern will be included in the relevant indices using the temporary stock code during the period where the original stock code is not available.

Example: Temporary stock code change of Li & Fung (from 0494.HK to 2909.HK) from May 19, 2011 to June 1, 2011 after its share subdivision.

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Licensing Agreement with HSI Services Limited

We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Hang Seng Index and the Hang Seng China Enterprises Index, which is owned and published by HSI, in connection with certain securities.

The Hang Seng Index and the Hang Seng China Enterprises Index are published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the Hang Seng Index and the Hang Seng China Enterprises Index are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index and Hang Seng China Enterprises Index by Credit Suisse, in connection with the securities, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX AND THEIR COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN THEM; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN THEM FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng Index and the Hang Seng China Enterprises Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX BY CREDIT SUISSE IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HANG SENG INDEX AND THE HANG SANG CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE SECURITIES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE SECURITIES. Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi- contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

The Nikkei 225 Index

The Nikkei 225 Index (the “Nikkei Index”) is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of certain Japanese stocks. The Nikkei Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. REITs, preferred stocks, preferred securities and tracking stocks are excluded. All 225 components of the Nikkei Index are listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Index) be included in the Nikkei Index. The Nikkei 225 Index is reported by Bloomberg under the ticker symbol “NKY.”

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Standards for Listing and Maintenance

The Nikkei 225 Index is reviewed annually at the beginning of October. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take changes in industry structure into account, Nikkei examines the balance of the sectors, in terms of the number of constituents. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (High price / Low price) / Volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group.” Those constituents not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added. After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225.

The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The six sector categories are divided into 36 industrial classifications as follows:

a)	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

b)	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

c)	Consumer Goods — Marine Products, Food, Retail, Services;

d)	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

e)	Capital Goods / Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

f)	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Among the 450 “high liquidity” stocks, half of those that belong to any sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by Nikkei.

The Nikkei 225 Index is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock becoming ineligible for listing in the TSE First Section due to any of the following reasons will be removed from the Nikkei 225 Index: (i) bankruptcy, including filing for Corporate Reorganization Act, Civil Rehabilitation Act, or liquidation; (ii) corporate restructuring such as merger, share exchange or share transfer; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, component stocks designated as “securities under supervision” become deletion candidates. However, the decision to delete such candidates will be made by Nikkei by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the Nikkei 225 Index, Nikkei will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.

Calculation of the Nikkei 225 Index

The Nikkei 225 Index is a modified price-weighted index (i.e., a stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor.

It is calculated by (i) converting the component stocks that do not have a par value of 50 yen to 50 yen par value, as described below, (ii) calculating the sum of the share prices of each component stock and (iii) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the Nikkei 225 Index are

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given an equal weighting based on a par value of 50 yen. Stocks with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. The level of the Nikkei 225 Index is calculated every 15 seconds since January 5, 2010 during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change. For the Nikkei 225 Index, presumed par value may be changed for large scale splits and reverse splits. The divisor is not changed in these cases.

License Agreement with Nikkei Inc.

We have derived all information regarding the Nikkei Index contained in this underlying supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nikkei Inc. The Nikkei Index is calculated, maintained and published by Nikkei Inc.

The Nikkei Index is the intellectual property of Nikkei Inc. Nikkei Inc. was formerly known as Nihon Keizai Shimbun, Inc. The name was changed on January 1, 2007. “Nikkei,” “Nikkei 225” and “Nikkei Stock Average” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei Index. Nikkei Digital Media, Inc., a wholly-owned subsidiary of Nikkei Inc., calculates and disseminates the Nikkei Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively referred to as the “Nikkei Index Sponsor.”

The securities are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei Index or the figure at which the Nikkei Index stands at any particular day or otherwise. The Nikkei Index is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the Nikkei Index and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the securities, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei Index.

The FTSE™ 100 Index

The FTSEtm 100 Index is maintained by FTSE Russell. Since 2015, “FTSE Russell” is a trading name of FTSE International Limited and Frank Russell Company and their respective subsidiary undertakings, which are members of the London Stock Exchange PLC group.

FTSEtm 100 Index is a free float-adjusted index that measures the composite price performance of stocks of the largest 100 blue-chip companies (determined on the basis of market capitalization) traded on the London Stock Exchange PLC (“LSE”). The 100 stocks included in the FTSEtm 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e., before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects. A list of the issuers of the FTSE Underlying Stocks is available from FTSE International Limited (“FTSE”), a company owned equally by the LSE and the Financial Times Limited (the “FT”). The FTSEtm 100 Index is reported by Bloomberg under the ticker symbol “UKX.”

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The FTSEtm 100 Index was first calculated on January 3, 1984 with an initial base level index value of 1,000 points. Publication of the FTSE 100 Index began in February 1984. The FTSEtm 100 Index is calculated on systems managed by Reuters. Prices and FX rates used are supplied by Reuters. The FTSEtm 100 Index is calculated, published and disseminated by FTSE, and calculated in association with the Institute and Faculty of Actuaries.

Calculation of the FTSE™ 100 Index

The FTSEtm 100 Index level is the summation of the free float-adjusted market values (or capitalizations) of all companies within the FTSEtm 100 Index divided by the divisor. The price movement of a larger company (say, representing 5% of the value of the FTSEtm 100 Index) will therefore have a larger effect on the FTSEtm 100 Index than a smaller company (say, representing 1% of the value of the FTSEtm 100 Index).

The FTSEtm 100 Index is reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Regional Committee”) in order to maintain continuity in the level. Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The Regional Committee undertakes the reviews of the FTSEtm 100 Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the FTSEtm 100 Index. The meetings to review the constituents are held on a quarterly basis in March, June, September and December. Each review is based on data from the close of business on the Tuesday before the first Friday of the review month. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion / addition rules which provide generally for the removal and replacement of a stock from the FTSEtm 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Regional Committee, to be a viable component of the FTSEtm 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. A constant number of constituents will be maintained for the FTSEtm 100 Index. Where a greater number of companies qualify to be interested in the FTSEtm 100 Index than those qualifying to be deleted, the lowest-ranking constituents presently included in the FTSEtm 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest-ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the FTSEtm 100 Index but do not pass the liquidity test are excluded. At the next annual review, the companies are retested against all eligibility screens.

Methodology of the FTSE™ 100 Index

Float Adjustments for the FTSE™ 100 Index

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks in the FTSEtm 100 Index are weighted by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution and for corporate actions such as mergers. Effective June 2017, the following types of shares are considered unavailable for purchase and removed from total market capitalization to arrive at free float or available market capitalization:

•	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments)

•	Shares held by directors, senior executives and managers of the company, by their family and direct relations and by companies with which they are affiliated*

•	Shares held within employee share plans

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•	Shares held by public companies or by non-listed subsidiaries of public companies

•	All shares where the holder is subject to a lock-in clause (for the duration of that clause)**

•	Shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares in a company for strategic reasons as evidenced by specific statements to that effect in publicly available announcements, or has successfully placed a current member to the board of directors of a company

•	Shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted

*	For the analysis of US company free float, holdings of options, warrants and convertibles will be removed from the officer and director holdings when those shares are provided in summed format within the footnotes of the SEC filings. Where FTSE Russell determines that a company is being excluded from index membership solely on the basis of the minimum float requirement, FTSE Russell will use the best available information contained in the SEC filings to determine the free float.

**	Free float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lock-in expiry date and the Tuesday before the first Friday of the review month. If the previously locked-in shares are sold by way of a corporate event (such as a secondary offering), any change to the free float will be applied T+2 following completion and will not be subject to the minimum 20 business day rule.

•	Free float restrictions where holding is 10% or greater:

•	Shares that are held by sovereign wealth funds

•	Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies, individuals (including employees) and shares held by several holders acting in concert

The shares will remain restricted until the holding falls below 10%.

•	Free float restrictions where holding is 30% or greater

For clarity, portfolio holdings (such as pension fund, insurance fund or investment companies) are generally not considered as restricted. However where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted. The shares will remain restricted until the holding falls below 30%.

If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be applied.

•	High shareholding concentration

Where a company is the subject of a high shareholding concentration warning notice by a regulatory authority to the effect that the company is in the hands of a limited number of shareholders, the following rules apply:

a)	Companies that are the subject of a warning notice that has been issued within the two years prior to the free float cut-off date ahead of a forthcoming index review, and which has not subsequently been rescinded, are ineligible for index inclusion at that review. Existing index constituents that become subject to such a notice before the free float cut-off date will be deleted at the forthcoming review.

b)	Companies that are the subject of a warning notice after the free float cut-off date but before an index review effective date are assessed on a case-by-case basis which generally results in scheduled index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.

c)	Companies that are the subject of a warning notice, which has not subsequently been rescinded, that was issued more than two years before the free float cut-off date ahead of a forthcoming index review, will only be considered for index eligibility at that review if FTSE Russell determine that the company

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has published sufficient information to demonstrate that the concerns that led to the issue of the warning notice no longer apply.

d)	Where a company has been the subject of a warning notice, but that notice has either subsequently been rescinded or FTSE Russell has determined that the conditions described in sub-clause (c) above have been met, the company will be treated as a new issue for the purposes of determining index eligibility.

Corporate Actions and Events Affecting the FTSEtm 100 Index

Depending upon the time an event is determined to be final, FTSE Russell either (1) applies the event before the open on the ex-date, or (2) applies the event providing appropriate notice if it is deemed to be “actionable” for passive index managers. The timing of when corporate actions and events are applied is critical for accurate market representation, and how it impacts tracking for passive managers. FTSE Russell believes this methodology strikes the best balance between the two. The impact of the event and the effective date will be communicated to clients on a regular schedule, via the daily corporate actions and events deliverables. The following describes the treatment of the most common corporate actions and events within the FTSEtm 100 Index. A full description of all corporate action driven change to the FTSEtm 100 Index can be found on FTSE Russell’s website.

•	Splits (sub-division) / Reverse Splits (consolidation)

Event Type	Index Divisor Adjustment	Adjustment Factor	Timing of Application
Split / Reverse Split	No	Number of shares held before issue ÷ Number of shares held after issue	Ex date

•	Ordinary Dividends, Special Dividends, and Capital Repayments

Dividend Type	Capital Index Divisor Adjustment	Notes	Total Return Ex Date Adjustment
Cash – Ordinary	No	Reinvested on ex date	Yes
Cash – with Scrip option	No. Same as Cash – Ordinary	Any additional shares issued will be reviewed per the share update section of the applicable index series.	Yes
Scrip – with a cash option	No. Same as Cash – Ordinary	Any additional shares issued will be reviewed in line with “Share and Float Updates” below	Yes
Stock – Scrip only	No. Applied as “Scrip Issue of Same Stock” below		No
Capital Repayment	Yes		No
Special – cash	Yes – unless recognised as ordinary		No

•	Unknown Ordinary Dividends and Corrections

•	If a company distributing an ordinary dividend subsequently announces a retraction (i.e., dividend is no longer being paid), FTSE Russell will apply a corrective negative adjustment with T+1 notice.

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•	Where dividends that have been confirmed or estimated by the company prior to the ex date, the confirmed or estimated value is applied on the ex date. For dividends that are confirmed or estimated by the company after the ex date, a further positive or negative ex date adjustment will be applied on the next business day following the receipt of data.

•	Where the dividend remains undetermined on the ex date, FTSE Russell will apply the dividend amount paid from the same period in the previous year (adjusted by any capital change) on the ex date. If there was no dividend paid from the same period in the previous year, a dividend value of zero will be used.

•	Special dividends – Tax Adjustments

Where the special cash distribution is 10% or greater against the share price, and subject to FTSE Russell identifying that there are withholding tax implications, a compensating negative ex date adjustment will be applied to provide the correct return, net of tax. FTSE Russell withholding tax rates are used to calculate the adjustment. There is also an associated adjustment to the Total Return Index to reflect the tax liability. Note: tax adjustments for special cash dividends are not implemented within the Russell 3000E Index Series.

•	REIT Conversions

For US index constituents converting to a REIT structure, a capital repayment representing the value of the cash and stock distribution will be applied to the index constituent on the effective date of the distribution. Concurrently a separate stock distribution dummy line will be added to the same indexes as the index constituent to reflect the value of the stock proportion of the distribution until the stock distribution ratio is confirmed. Subsequently, the dummy line will be deleted and the shares in issue of the index constituent will be increased by the stock distribution ratio.

•	Non-Ranking for Dividend Lines

In the event that an existing index constituent issues new shares which do not rank for the next dividend, FTSE Russell may include these in the index on a separate temporary non-ranking for dividend line.

•	Where the non-ranking for dividend line ceases trading on or before the ex-dividend date, the temporary line will be deleted from FTSE Russell indexes on the open of the ex-dividend date and the new shares consolidated into the main line. FTSE Russell will also make an adjustment to the declared dividend in order to reflect that only the existing shares were entitled to the dividend.

•	Where the non-ranking for dividend line ceases trading after the ex-dividend date, the temporary line will be deleted from FTSE Russell indexes at close of the ex-dividend date and the new shares consolidated into the main line. As a result no adjustment to the declared dividend is necessary.

•	Scrip Issues and Stock Distributions

Event Type	Index Divisor Adjustment	Adjustment Factor	Timing of Application
Scrip issue of same stock	No (No Change in Market Capitalization)	Number of shares held before issue ÷ Number of shares held after issue	Ex date
Scrip issue of different eligible stock	No	Price of company after deducting capital repayment ÷ Price of company before capital repayment	Ex date

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Scrip issue of different ineligible stock where a valuation is available	No	Price of company after deducting capital repayment ÷ Price of company before capital repayment	Ex date. The ineligible stock will be temporarily added to the FTSE Russell Indexes and subsequently deleted at market price T+2, after settlement can reasonably be assumed to have occurred. Where the ineligible stock is listed, but a settlement date cannot be confirmed, the distribution will be reviewed every 20 business days. If settlement can be confirmed, or can reasonably be assumed to have occurred, the distribution shares will be removed from the index at market price. If settlement cannot be confirmed within 80 business days, the distribution shares will be removed from the index at zero value with T+2 notice.
Scrip issue of different ineligible stock where no valuation is available and stock is timetabled to list after the ex date	No	No price adjustment is applied	Ex date. The ineligible stock will be temporarily added to the FTSE Russell Indexes at zero value and subsequently deleted at market price T+2 after settlement. If the settlement date remains unknown after 20 business days from the ex date, the ineligible stock will be removed from the index at zero value with T+2 notice.
Scrip issue of different ineligible stock where no valuation is available and stock is expected to remain unlisted	No	No price adjustment is applied	No price adjustment will be applied and the ineligible stock will not be added to the FTSE Russell Indexes.

Note: An adjustment to free float may be required when no newly issued shares are being distributed into another index constituent.

•	Rights Issues / Entitlement Offers

Event Type	Index Divisor	Adjustment Factor	Timing of Application
Rights Issue / Entitlement Offer – where subscription price is at a discount to the market price	Yes	Yes – shares and price adjusted in accordance with offer terms.	Ex date

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Rights Issue / Entitlement Offer – where subscription price is equal to or at a premium to the market price	Yes – when shares are added	No adjustment on the ex-date. Shares will only be included once they have been listed, concurrent with any investability weight change, and will be added at the prevailing market price.	On or after Listing date T+5 (subject to the share increment increase being 10% or greater or $2 billion in market capitalization)
Rights Issue where offer is considered highly dilutive (terms are greater than 10 for 1)	Yes – on ex date open only.	Yes – on ex-date open to account for the rights offer, and again when the temporary lines are deleted to ensure zero divisor change.	Temporary lines added and PAF applied on the ex-date. Temporary lines deleted and PAF applied at the expiration of the subscription period.
Rights Issue / Entitlement Offer – where subscription price is unknown before ex date	Yes

Yes – where the subscription price is unknown but a reasonable estimate can be calculated using the amount of cash to be raised relative to the offer terms.

Where a reasonable subscription price cannot be estimated, no adjustment will be applied on the ex-date. Upon subscription price discovery and subject to the subscription price representing a discount to the cum-price, an adjustment will be applied T+1 to the prevailing market price.

T+1 (applied at close of subscription price announcement date)
Rights Issue / Entitlement Offer – cancelled after ex date	Yes	Subsequent adjustment by removing new rights shares from company’s shares in issue at the subscription price on a T+1 basis.

•	Mergers, Acquisitions and Tender Offers

Mergers and acquisitions activity may result in changes to index membership as well as to the shares included within the index. Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final, typically after the close of the last trade date of the target company,* with provision of appropriate notice. To avoid unnecessary delays, FTSE Russell may consider merger & acquisition transactions ‘final’ prior to shareholder approval, or prior to a delisting notice. FTSE Russell will consider prevailing shareholder sentiment, board/director recommendations, exchange notification, expected completion date, and stock price versus offer value when making this decision.

*	In the event that a constituent is being acquired for cash or delisted subsequent to an index review, it will be removed from the index concurrent with the index review assuming that the event can be considered “final” and a minimum of two days’ notice can be provided, e.g., the last trade date of a constituent being acquired is confirmed for the day following the index review. The constituent will be removed from the index in conjunction with the index review, assuming that two days’ notice can be provided.

Tender offers are generally implemented immediately after all prerequisites have been achieved, with appropriate notice. Note: When non-tradable Contingent Value Rights (“CVRs”) are included within the tender offer terms, FTSE Russell may consider a tender offer “final” prior to the expiration date of the offer. Doing so

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minimizes the risk of index implementation moving into “delayed” status, and prevents managers who are passively investing in the index from receiving CVRs that do not carry a confirmed and realizable economic value. FTSE Russell will establish the likelihood of tender offer completion using confirmed tendered shares, board/director recommendations, exchange notifications, stock price versus deal value, and any other available information.

Event Type	Index Treatment
Constituent acquired for cash	Target company deleted from indexes at last traded price (if trading) or at offer price (if not trading) Index divisor adjustment
Constituent acquired by another constituent for shares or a combination of cash and shares

Target company deleted at last traded price (if trading) or at default offer terms (if not trading)

Shares of acquiring company increased in accordance with the announced transaction results

No divisor adjustment only if target is acquired for shares and deleted at offer terms

Constituent acquired by a quoted non-constituent for shares or a combination of cash and shares

Target company deleted at last traded price (if trading) or at default terms (if not trading)

Shares of acquiring company received as a result of the transaction added to the same indexes as the target company in accordance with the offer terms provided the acquiring company is eligible in all other respects

Shares of the acquiring company will be updated subsequently as per “Share and Float Updates” below.

•	Voluntary exchange offers (commonly known as “Split-Offs” in the U.S.)

A publicly traded company may offer to exchange or split-off some or all of its ownership in a separate publicly traded company. Shareholders are given the option to retain their shares or to exchange them, in full or in part, for shares of the split-off company. Once the offer expires, FTSE Russell will decrease the available shares in the offering company, and increase the available shares of the split-off company, based on the results of the offering. FTSE Russell will effect this change based on, but not limited to, preliminary results, company filings and exchange notices. Outside of the Russell 3000E and the Russell Global Index, these events will be applied in accordance with “Share and Float Updates” below.

•	Spin-offs (including demergers)

Event Type	Index Divisor Adjustment	Timing of Application
Existing constituent is split and forms two or more companies by issuing new equity to existing shareholders	No – A price adjustment will be applied to the parent company on the ex date by way of a capital repayment. Spun-off entity is initially included in the same benchmarks as the parent company.	Ex date

•	Tracker Stocks

A line of stock issued to “track” the fortunes of a particular division, business unit, subsidiary or group of assets of the issuing company (the “parent”) is generally referred to as a tracker stock. A distribution into a tracker stock that is scheduled to list will commonly be implemented in accordance with the spin-off guidelines within the FTSEtm 100 Index. A distribution into an already listed tracker stock will be implemented per the scrip issue guidelines detailed in “Scrip Issues and Stock Distributions” above.

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•	Stock Conversion

Event Type	Index Treatment	Timing of Application
Company mandatorily converts existing constituent share Class B into existing constituent share Class A

Shares of Class A are increased in accordance with the conversion ratio.

Class B deleted at last traded price (if trading) or a synthetic price based on the conversion ratio (if not trading).

No divisor adjustment only if Class B is deleted at the conversion terms.

Where only a proportion of a share class is being converted, shares of Class B will be reduced and shares of Class A will be increased proportionately in accordance with the conversion terms.

Ex date
A non-constituent share class converting into a constituent share class	No change on the ex date. The shares of the constituent will be updated in accordance with the share update procedures for the applicable index series.
A constituent share class converting into a non-constituent share class	If the non-constituent share class is eligible for index inclusion, it will replace the existing share class in accordance with the conversion ratio.	Ex date

Note: Where a Chinese company publicly announces its intention to mandatorily convert Class B shares into ineligible Class A shares, the Class B shares will be deleted with a minimum T+2 notice.

•	Deletions

A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated or where evidence of a change in circumstances makes it ineligible for index inclusion.

•	Suspended Companies*

If a constituent is suspended, FTSE Russell will determine its treatment as follows:

•	If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the index with T+2 notice.

•	In all other cases, the constituent will continue to be included in the index for a period of up to 20 business days at its last traded price.

•	If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the index for a further period of up to 20 business days or to remove it at zero value. In making this determination, FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading.

•	This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days.

•	If the suspension period reaches 80 business days FTSE Russell will provide notice that the constituent will be removed at zero value at the index review immediately following the expiry of a minimum 40 business day notice period.

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•	In certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 80 business day period.

•	If following the end of the 80 business day period, a suspended constituent resumes trading before the Wednesday before the first Friday of March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the index. If the constituent resumes trading after these dates but before the review effective date, the constituent will continue to be removed from the index as previously announced but in these circumstances the deletion may instead be implemented at market value.

•	If a constituent has been removed from the index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

* The Suspended Companies policy also applies to constituents which have a price that FTSE Russell considers to be unreliable.

Share and Float Updates for the FTSEtm 100 Index

•	Share Updates – FTSEtm 100 Index

The number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for these changes will be taken from the close of business on the third Wednesday of the month prior to the review month.

If accumulated changes in the number of shares in issue add up to 10% or greater, or when an accumulated share change represents $2 billion of a company’s total market capitalization, they are implemented between quarters. WM/Reuters Closing Spot Rates will be used to convert the market capitalization into USD. The $2 billion threshold may be adjusted in December. If an adjustment is made, it will be applied for the first time at the next semiannual review in March.

Please note: shares in issue is defined as the number of shares outstanding excluding shares held in treasury and unissued shares.

Event Type	Index Divisor Adjustment	Timing of Application
Share update resulting in a change of 10% or greater / $2 billion or more	Yes (Adjustment to shares)	T+5 See notes 1, 2, 3 and 4 below
Share update resulting in a change greater than 1% but less than 10% or $2 billion	Yes (Adjustment to shares)	After the close of business on the third Friday of March, June, September and December (in line with index reviews)

Notes:

1.	Any related Investability Weighting Change will be effective at the same time.

2.	If a corporate action is applied to an index constituent which involves a change in the number of shares, the change in shares will be applied simultaneously with the corporate action.

3.	In the event that T+5 falls after the announcement date of index review changes but before the index review effective date, the implementation of the share update will be delayed to coincide with the index review effective date.

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4.	In the event that T+5 falls subsequent to the index review effective date, the implementation of the share update will be brought forward to coincide with the index review effective date (subject to providing a minimum of two days’ notice).

•	Investability Weighting Changes

Free float represents the availability of stock in the market for public investment. Each constituent weighting is adjusted to omit restricted shareholdings to ensure an accurate representation of investable market capitalization.

Free float restrictions will be calculated using available published information.

Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded up free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage point threshold and will be rounded up to 100%.

A constituent with a free float of 15% or below will not be subject to the 3 percentage points threshold.

The timing of free float changes is illustrated below:

Corporate Events	Implementation Date
Takeover / Merger (inclusive of any resulting constituent share increase) – See note 3 below	Effective Date
Foreign ownership restriction changes for specific constituents	Quarterly Review
Foreign ownership restriction changes at industry sector or country level	Quarterly Review
Expiry of lock in agreements – See note 2 below	Quarterly Review
Share change < 10% resulting in free float change (e.g., dilution of restricted holder)	Quarterly Review
Free float change only, not related to a corporate event	Quarterly Review
Government sale of shares	T+5 notice
Government bailout	T+5 notice
Secondary Placing	T+5 notice
Share change ≥ 10%	T+5 notice
Share change ≥ 10% and free float change following review of shareholder structure	T+5 notice

Notes:

1.	Free float data is continuously monitored and any non-corporate event changes will be updated in line with the periodic index reviews.

2.	Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lock-in expiry date and the Tuesday before the first Friday of the review month. If the previously locked-in shares are sold by way of a corporate event (such as a secondary offering), any change to the free float will be applied T+5 following completion and therefore will not be subject to the minimum 20 business day rule.

3.	Following a takeover or merger involving one or more index constituents any free float restriction will be based on restricted holdings in the successor company. For the avoidance of doubt, any holding or holdings which are treated as restricted in the index because they exceed 10% in any party to the takeover or merger will continue to be treated as restricted unless such holding or holdings fall below 7% in the successor company.

4.	In the event that a company is subject to a takeover or merger offer, any change in free float restriction will be implemented when the offer has completed (or lapsed) unless it directly reflects a corporate action independent of and not conditional on the takeover or merger completing or lapsing.

5.	Greenshoes (overallotment option): those shares potentially to be offered as a greenshoe will not be included in the initial calculation of the free float of a company offering shares to the market. Following the offering, if the greenshoe option is exercised, any change to the free float will be applied at the next quarterly review.

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6.	In the event that T+5 falls after the announcement date of index review changes but before the index review effective date, the implementation of the float update will be delayed to coincide with the index review effective date.

7.	In the event that T+5 falls subsequent to the index review effective date, the implementation of the float update will be brought forward to coincide with the index review effective date (subject to providing a minimum of two days’ notice).

License Agreement with FTSE

We have entered into an agreement with FTSE providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the FTSE 100 Index, which is owned and published by the FTSE, in connection with certain securities, including the securities.

All rights to the FTSEtm 100 Index are owned by the FTSE, the publisher of the FTSEtm 100 Index. None of the LSE, the Financial Times and FTSE has any relationship to Credit Suisse or the securities. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the securities, or has any obligation or liability in connection with the administration, marketing or trading of the securities.

The securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the LSE or by the FT and none of FTSE, the LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSEtm 100 Index and/or the figure at which the FTSEtm 100 Index stands at any particular time on any particular day or otherwise. The FTSEtm 100 Index is compiled and calculated solely by FTSE. However, none of FTSE, the LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSEtm 100 Index and none of FTSE, the LSE or FT shall be under any obligation to advise any person of any error therein.

“FTSE™” and “Footsie™” are trademarks of LSE and FT and are used by FTSE under license.

The S&P 500® Index

The S&P 500® Index is published by Standard & Poor’s Financial Services LLC (“S&P”). In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P 500® Index business, and CME Group Inc. (“CME Group”) formed a new joint venture, S&P Dow Jones Indices LLC (“S&P Dow Jones”), which owns the S&P 500® Index business.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (as discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P Dow Jones chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies may be represented by multiple share class lines in the index. The S&P 500® Index is reported by Bloomberg under the ticker symbol “SPX.”

Criteria for Inclusion in the S&P 500® Index

In order to be included in the S&P 500® Index, the stock must meet the following criteria:

•	the issuer must have an unadjusted market capitalization of $6.1 billion or more. The market capitalization requirements are reviewed periodically so as to ensure consistency with market conditions. Index membership eligibility for a company with multiple share class lines is based on the total market capitalization of the

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company, including all publicly listed and unlisted share class lines, if applicable. For spin-offs, index membership eligibility is determined using when-issued prices, if available;

•	the ratio of annual dollar value traded to float-adjusted market capitalization should be 1.00 or greater and the stock must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date. For companies with multiple share classes, each listed share class line is viewed independently to determine if its meets the liquidity criteria;

•	the issuer of the stock must be a U.S. company (to determine whether an issuer is a U.S. company, S&P Dow Jones considers a number of factors, including the location of the company’s operations, corporate structure, accounting standards and exchange listings);

•	at least 50% of the issuer’s market capitalization must be publicly floated. For companies with multiple share class lines, each share class line is evaluated separately. Only those share class lines with a public float of at least 50% are considered for inclusion;

•	the sector representation for the S&P 500® Index is periodically evaluated and updated based on activity in the U.S. economy;

•	the issuer must also be found to be financially viable. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter;

•	initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to the S&P 500® Index; and

•	eligible securities are the common stock of U.S. companies with a primary listing on one of the following U.S. exchanges:

NYSE	NASDAQ Capital Market
NYSE Arca	Bats BZX
NYSE MKT	Bats BYX
NASDAQ Global Select Market	Bats EDGA
NASDAQ Select Market	Bats EDGX

Ineligible exchanges include:

OTC Bulletin Board	Pink Sheets

Eligible organizational structures and share types are:

Corporations (including equity and mortgage REITs)	Common stock (i.e., shares)

Ineligible organizational structures and share types include:

Business development companies (BDCs)	Preferred stock
Limited partnerships (LPs)	Convertible preferred stock
Master limited partnerships (MLPs)	Unit trusts
Limited liability companies (LLCs)	Equity warrants
Closed-end funds	Convertible bonds
ETFs	Investment trusts
ETNs	Rights

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Royalty trusts	American Depositary Receipts (ADRs)
Tracking Stocks

A company can be removed from the S&P 500® Index if it substantially violates one or more of the criteria for index inclusion, or if the company is involved in a merger, acquisition or restructuring such that it no longer meets the inclusion criteria.

The S&P 500® Index Methodology

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

On September 21, 2012, all share-holdings with a position greater than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float unless those shares form a control block. If a company has more than one class of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

The S&P 500® Index includes all publicly listed multiple share class lines separately, subject to liquidity and float criteria currently in place. Index membership eligibility for a company with multiple share class lines is based on the total market capitalization of the company. The decision to include each publicly listed share class is evaluated line by line; the weight of each line will only reflect its own float, not the combined float of all company lines. Unlisted share class lines are not combined with any listed share class lines, but these unlisted share class lines are included when computing company total market capitalization. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis. However, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change. The change also does not affect any new public company spun off from a current constituent of the S&P 500® Index.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all component stocks relative to the S&P 500® Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P 500® Index is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index.

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The S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P 500® Index are made on an as-needed basis. There is no annual or semiannual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions that affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading based on closing prices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Company added / deleted	Net change in market value determines the divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buyback – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

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Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Any changes to the stocks in the S&P 500® Index that alters the total market value of the S&P 500® Index while holding stock prices constant will require a divisor adjustment.

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies included in the S&P 500® Index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later). If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure, and the implementation date will remain after the close of trading the following Friday (i.e., one week later).

License Agreement with S&P

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” “500®,” “MidCap 400®,” “S&P 100®,” “100®,” “S&P® Homebuilders Select Industry™ Index,” “S&P® Metals & Mining Select Industry™ Index,” “SPDR®,” “S&P® Select Industry,” “S&P® TMI Index,” “S&P/ASX 200 Index,” “S&P® Select Sector Index,” “Consumer Discretionary Select Sector Index,” “Consumer Staples Select Sector Index,” “Energy Select Sector Index,” “Financial Select Sector Index,” “Financial Services Select Sector Index,” “Health Care Select Sector Index,” “Industrials Select Sector Index,” “Materials Select Sector Index,” “Technology Select Sector Index” and “Utilities Select Sector Index” are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Credit Suisse. “Dow JonesSM,” “Dow Jones Industrial AverageSM”, “Dow Jones U.S. Financials IndexSM” and “Dow Jones U.S. Real Estate IndexSM” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Credit Suisse. The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the above indices (the “Indices”) to track general market performance. S&P Dow Jones Indices’ only relationship to the licensee with respect to the Indices is the licensing of the Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to the licensee or the securities. S&P Dow Jones Indices have no obligation to take the licensee’s needs or the needs of the owners of the securities into consideration in determining, composing or calculating the Indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Indices will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities

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currently being issued by the licensee, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Indices. It is possible that this trading activity will affect the value of the Indices and the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

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